Exhibit 10.1
OFFICE LEASE

THIS LEASE AGREEMENT made this 10th day of August, 2015, by and between Benaroya Capital Company, LLC, a Washington Limited Liability Company (the "Landlord") and Trupanion, Inc., a Delaware corporation (the "Tenant").

1.
Premises. Landlord does hereby lease to Tenant those certain premises, to wit: approximately 108,218 rentable square feet of office space (including approximately 4,968 rentable square feet of daycare space) comprising the entire first and second floors as outlined on the Floor Plan attached hereto as Exhibit B (hereinafter called the “Premises”) in the Building known as The 6100 Building located at 6100 Fourth Avenue South in Seattle, Washington, situated on land legally described on Exhibit A attached hereto and incorporated herein. Delivery of the Premises to Tenant will be in Phases (the “Phase In Period”) as follows:

Premises- Phase In Period

Date:	Floor	RSF Leased and pro rata share
4/1/16 Initial Phase	2 1 (daycare)	67,189 4,968 31.63%
4/1/17 Phase I	2 1 (daycare) 1	67,189 4,968 18,228 39.62%
4/1/18 Phase II	2 1(daycare) 1 1	67,189 4,968 36,061 Total=108,218 47.44%

The phased portions of the Premises are shown on Exhibit B (each, a “Phase”). The day care portion of the premises shall have access to adjacent outdoor space of a size and configuration as required by code for operation of a day care facility of the size and capacity described in this Lease for the exclusive use of the day care facility. The applicable Phase shall be delivered in the condition described in Section 11 and Exhibit E below; provided, however, if Landlord delivers a Phase prior to the dates above Tenant shall not be obligated to pay Rent on such Phase (other than pursuant to any Early Occupancy Space) prior to the applicable date above. Tenant shall have the right to occupy additional portions of the first floor space (prior to the scheduled occupancy dates of April 1, 2017 and April 1, 2018), upon delivery of notice for early occupancy to Landlord, specifying the amount of space Tenant desires to occupy early, but each space taken down shall be not less than 5,000 square feet (an “Early Occupancy Notice”). Upon receipt of an Early Occupancy Notice, Landlord will complete the improvements for the applicable portion of the first floor premises and provide Tenant with access and occupancy to such portion of the premises as soon as possible, but in no event longer than nine (9) months following Tenant’s delivery of the Early Occupancy Notice to Landlord (the “Early Occupancy Space”).

The Building is hereafter sometimes referred to as the “Project”. In addition, the Tenant has the right, in common with other tenants in the Project and subject to the Rules and Regulations, to use of the Common Areas. The Common Areas shall include a new state of the art building conference room seating 100 people or more, a new fitness center, including showers and lockers that will be accessible to a new secure bicycle storage area as depicted on the Floor Plan – Exhibit B (the "New Common Amenities"). The New Common Amenities shall be available to Tenant at no charge. Prior to the Commencement Date, the exact final space plan will be determined, usable and rentable square footage of the Premises will be measured by a credited and mutually agreed upon third party professional in accordance with BOMA 2010 (ANSI/BOMA Z65.1 – 2010) standard for measuring rentable area in the Building. The measurement will include the common areas and service areas of the Building; The Floor Plan for the Initial Phase has been measured as provided above. The rentable square footage of the Premises is 108,218 square feet; the useable area of the Premises is 98,921 square feet. The total rentable area of the Building is 228,137 square feet.

2.
Term. This Lease shall be for a term of one hundred twenty (120) months commencing on Substantial Completion of Landlord’s Work (as defined in section 11 below) for the first Phase, but in no event prior to April 1, 2016 (the “Commencement Date”) and terminating one hundred twenty (120) months thereafter. The Commencement Date is currently estimated to be on or about April 1, 2016. Rent for any fractional calendar month shall be the prorated portion of the rent computed on a daily basis. When determined, the parties agree to sign a memorandum commemorating the Commencement Date. Landlord will provide Tenant nonexclusive early access to the Premises 60 days prior to Landlord’s estimated date for substantial completion for the limited purpose of setting up and installing furniture, fixtures and equipment (“Early Access Period”). During the Early Access Period all of the terms and conditions of this Lease shall apply (other than with regard to the obligations to pay Rent). If Landlord fails to deliver possession of the first Phase of the Premises to Tenant in the condition required under this Lease on or before: (i) June 1, 2016 (such date, as may be extended by force majeure, being the “Late Delivery Date”) Tenant shall be entitled to one (1) day’s free Base Rent for each day following such Late Delivery Date until the earlier of (x) the actual Delivery Date and (y) August 1, 2016 (such date, as may be extended by force majeure, being the “Penalty Delivery Date”) and (ii) the Penalty Delivery Date, Tenant shall be entitled to two (2) days of free Base Rent for each day following the Penalty Delivery Date until the earlier of (z) the actual Delivery Date and (zz) the Outside Delivery Date. If the Delivery Date has not occurred on or before September 1, 2016 (the “Outside Delivery Date”), then Tenant shall have the right to terminate this Lease in its entirety upon thirty (30) days’ notice by delivering written notice of the exercise of such right to Landlord. Such termination right may be exercised by Tenant during the period commencing on the day after the Outside Delivery Date and continuing until date Landlord delivers the Premises to Tenant in the condition required under this Lease. Upon any such termination, Landlord shall pay to Tenant damages in the amount of free Base Rent that has accumulated pursuant to this Section 2.

If Landlord fails to deliver possession of any subsequent Phase of the Premises (or space that Tenant has requested pursuant to an Early Occupancy Notice) to Tenant in the condition required under this Lease on or before: (i) the date due (April 1, 2017 with respect to the second Phase; April 1, 2018 with respect to the third Phase; and nine (9) months after Tenant’s delivery of an Early Occupancy Notice with respect to the space selected in such Early Occupancy Notice (a “Late Delivery Date”) Each such date may be extended by force majeure and by any delay caused or contributed to by Tenant. Tenant shall be entitled to one (1) day’s free Base Rent (calculated for the Premises not timely delivered) for each day following such Late Delivery Date until the earlier of (x) the actual Delivery Date and (y) sixty days after the Late Delivery Date (such date, as may be extended by force majeure, being the “Penalty Delivery Date”) and (ii) the Penalty Delivery Date, Tenant shall be entitled to two (2) days of free Base Rent for each day following the Penalty Delivery Date until the actual Delivery Date.

3.
Monthly Minimum Rent. Tenant covenants and agrees to pay Landlord at 3600 136th Place SE, Suite 250, Bellevue, WA 98006, or to such other party or at such other place as Landlord may hereafter designate in writing, Monthly Minimum Rent in the following amounts according to the schedule below and Additional Rent, as provided in Section 9, in advance without offset or deduction (except as may otherwise be provided herein), on or before the first (1st) business day of each month of the Lease Term. Any amount payable by Tenant to Landlord under this Lease shall be considered “Rent”:

Period:        Monthly Minimum Rent (Base Rent):*
Commencement Date through month 12         monthly based on $16.85 /rsf per year
Months 13 through 24         monthly based on $17.60 /rsf per year
Months 25 through 36         monthly based on $18.35 /rsf per year
Months 37 through 48         monthly based on $19.10 /rsf per year
Months 49 through 60         monthly based on $19.85 /rsf per year
Months 61 through 72         monthly based on $20.60 /rsf per year
Months 73 through 84         monthly based on $21.35 /rsf per year
Months 85 through 96         monthly based on $22.10 /rsf per year
Months 97 through 108         monthly based on $22.85 /rsf per year
Months 109 through 120         monthly based on $23.60 /rsf per year

*During the Phase In Period Rent will be applicable to each Phase when it is delivered to Tenant. If Tenant elects to take down Early Occupancy Space (as provided in Section 1 above) then during the early occupancy period (prior to the dates in Section 1 above) Rent shall apply only to the Early Occupancy Space.

Based on the schedule above, and if there is no request for Early Occupancy Space the Rent schedule will be as follows:

Period:        Monthly Minimum Rent (Base Rent):*
April 1, 2016 through March 31, 2017            $101,320.45
April 1, 2017 through March 31, 2018            $132,564.67
April 1, 2018 through March 31, 2019            $165,483.36
April 1, 2019 through March 31, 2020            $172,246.98
April 1, 2020 through March 31, 2021            $179,010.61
April 1, 2021 through March 31, 2022            $185,774.23
April 1, 2022 through March 31, 2023            $192,537.86
April 1, 2023 through March 31, 2024            $199,301.48
April 1, 2024 through March 31, 2025            $206,065.11
April 1, 2025 through March 31, 2026            $212,828.73

4.
Security Deposit. Within thirty (30) days after mutual execution of this Lease, Tenant shall deposit with Landlord an irrevocable, standby Letter of Credit (“LOC”) in the amount of One Million One Hundred Thousand and No/100 Dollars ($1,100,000) as security for the full and faithful performance of every provision of this Lease to be performed by Tenant (“Security Deposit”). The Letter of Credit must: (a) be drawn on an FDIC insured financial institution in the Seattle area reasonably satisfactory to Landlord (provided, however, that Square 1 Financial is approved by Landlord); and, (b) name Landlord as the Beneficiary, (c) allow draws, including partial draws, in Seattle or Bellevue, Washington; and (d) be unconditional except for receipt of Landlord’s written statement that it is entitled to the amount being drawn; and (e) be for a term of not less than one year and automatically renewed unless Landlord receives at least 30 days written notice from the issuer that it will not be renewed; and, be assignable to a Purchaser of the Building. Alternatively, at the option of Tenant, such Security Deposit may be paid by Tenant in cash. The Security Deposit shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the entire Term hereof. If Tenant defaults with respect to any provision of this Lease, including, but not limited to, the provisions relating to the payment of Rent or other charges or sums due under this Lease, Landlord may (but shall not be required to) use, apply or retain all or any part of the security deposit for the payment of any Rent or other charges or sums due under this Lease or any sum in default, or for the payment of any amount which Landlord may spend or become obligated to spend by reason of Tenant's default, or to compensate Landlord for any other loss, damage, cost or expense (including attorneys' fees) which Landlord may suffer or incur by reason of Tenant's default. If any portion of said Security Deposit is so used or applied, Tenant shall, within ten (10) days after written demand therefore, deposit a certified or cashier's check with Landlord in an amount sufficient to restore the Security Deposit to its original amount and Tenant's failure to do so shall be a default under this Lease. Landlord shall not be required to keep the security deposit separate from its general funds and Tenant shall not be entitled to interest on such deposit. At any time during the term of this Lease if the value of the Tenant’s outstanding shares (Market Capitalization) is below One Hundred Sixty Million and No/100 Dollars ($160,000,000.00) the required amount of the Security Deposit will be increased to Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00). Tenant will deliver the additional amount to Landlord within ten (10) days following notice by Landlord that the additional deposit is required. If the Market Capitalization thereafter increases to Two Hundred Forty Million and No/100 Dollars ($240,000,000.00) or more for a period of six consecutive months the required amount of the Security Deposit will be reduced back to One Million One hundred Thousand and No/100 Dollars ($1,100,000.00) and the Landlord will return the excess amount to Tenant within five (5) days following Tenant’s notification to Landlord that the condition for return of the additional deposit has been met. In other words any time that the Tenant’s Market Capitalization is below One Hundred Sixty Million and No/100 Dollars ($160,000,000.00) the required Security Deposit will be Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) and any time that the Tenant’s Market Capitalization has been above Two Hundred Forty Million and No/100 Dollars ($240,000,000.00) for a period of six consecutive months the required Security Deposit will be One Million One hundred Thousand and No/100 Dollars ($1,100,000.00). If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the Security Deposit or any balance thereof after deduction hereunder by Landlord shall be returned to Tenant (or, at Landlord's option, to the last assignee of Tenant's interest hereunder) within thirty (30) days following expiration of the Lease Term; provided, that in the event this Lease shall be terminated upon the default of the Tenant, the Security Deposit shall be retained by Landlord and all of Tenant's interest therein shall terminate and the Security Deposit will be applied against the damages suffered by Landlord by reason of the Tenant's default. In the event of termination of Landlord's interest in this Lease, Landlord shall transfer the Security Deposit to Landlord's successor in interest.

5.
Use. Tenant shall use and occupy the Premises for general office purposes, including, but not limited to, operation of a contact and claims handling center, and operation of a daycare in up to 5,000 square feet of the Premises, and shall comply with all governmental laws, ordinances, regulations, orders and directives and insurance requirements applicable to Tenant's use of the Premises. Except for the daycare use, Tenant shall not occupy or use or permit any portion of the Premises to be occupied or used in such a manner or for any purpose which would materially increase the cost of insurance coverage upon the Premises, the building or the contents thereof.

6.
Rules and Regulations. Tenant agrees to comply with the Rules and Regulations attached hereto as Exhibit C, any recorded Covenants, Conditions and Restrictions affecting the Project, as well as such other reasonable rules and regulations as may from time to time be adopted by Landlord and of which Tenant has received reasonably appropriate prior written notice and which shall be equitably applied to all tenants of the Project, for the management, good order and safety of common areas, the building and its tenants. Landlord represents that none of the recorded instruments affecting the Project would adversely affect, restrict or prohibit Tenant’s use of the Premises for the uses described herein. Tenant shall be responsible for the compliance with such rules and regulations by its employees, agents and invitees. Landlord's failure to enforce any of such rules and regulations against Tenant or any other tenant shall not be deemed to be a waiver of same, however, Landlord shall apply any such rules and regulations uniformly and shall not discriminate against Tenant with regard to enforcement of same. In the event of any conflict between the Rules and Regulations (either attached, or as may be modified) and the provisions of this Lease, the provisions of this Lease shall govern and control. Landlord acknowledges the benefit of allowing employees to have dogs on the Premises and welcomes Tenant’s employees to bring dogs and cats to the Premises. Rule # 26 applies to allowing dogs and cats on the Premises.

7.	Maintenance and Repairs.

A.    Tenant Obligations. By entry hereunder, Tenant shall accept the Premises as being in good and sanitary order, condition and repair, subject to completion by Landlord of Landlord’s Work (to the extent Tenant enters the Premises prior thereto). Without limiting Landlord’s obligations in Section 7B below, Tenant shall, at its expense, keep, maintain and preserve the Premises in first class condition. Tenant shall, upon the expiration or sooner termination of the term hereof, surrender the Premises to Landlord in the same condition as when received, except for reasonable wear and tear and with all components and systems in good working order and repair. Except as may otherwise be provided herein, Tenant shall not alter, remodel, improve, or repair the Premises or any part thereof without first obtaining the prior written permission of Landlord.

B.    Landlord Obligations. Notwithstanding Section 7A, Landlord shall maintain and repair (including replacement) the structural portions of the Building and the Premises, the plumbing, heating, ventilating, air conditioning, elevator and electrical systems furnished by Landlord, the windows, light bulbs, light fixtures and plumbing fixtures. The costs of the foregoing shall be Operating Expenses, unless such maintenance and repairs are caused by the act, neglect or omission of Tenant, its agents, servants, employees or invitees, in which case Tenant shall pay to Landlord, as Additional Rent, the reasonable cost of such maintenance and repairs. If the Building equipment or machinery ceases to function properly for any cause whatsoever, or any of the services in Sections 7 or 8 are interrupted, Landlord shall use reasonable diligence to repair the same promptly. Landlord’s inability to furnish the Project services set forth in Sections 7 and 8 due to causes beyond its control, or any cessation thereof resulting from any causes, including any entry for repairs pursuant to this Lease, and any renovation, redecoration or rehabilitation of any area of the Building, shall not render Landlord liable for damages to either person or property or for interruption or loss to Tenant’s business, nor be construed as an eviction of Tenant, nor relieve Tenant from fulfillment of any covenant or agreement hereof; provided, however, if any entry by Landlord and/or interruption of service prevents Tenant from using all or any portion of the Premises, (i) and the reason for the interference is Landlord’s entry or the reason(s) for that interruption of services lie within Landlord’s control, then upon written notice of such interference or interruption from Tenant to Landlord, Base Rent shall abate in proportion to the portion of the Premises Tenant is prevented from using from one (1) business day after the date of the notice until the redelivery of that portion of the Premises and/or restoration of all services to that portion of the Premises, or if (ii) the reason(s) for that interruption do not lie within Landlord’s control and the interruption continues for more than three (3) consecutive business days after written notice of such interruption from Tenant to Landlord, then Base Rent shall abate in proportion to the portion of the Premises Tenant is prevented from using, and Tenant does not use, from and after the expiration of that three (3) day period until the redelivery of that portion of the Premises and/or restoration of all services to that portion of the Premises.

8.
Utilities and Services. Landlord shall provide utilities and services as set forth in Exhibit D hereto. Landlord may install separate meter(s) for the Premises, at Landlord’s expense, and Tenant thereafter shall pay all charges so metered, without administrative fee or mark-up.

9.
Additional Rent and Monthly Operating Expense Adjustments. For each calendar year during this Lease, or portion thereof, in addition to the Monthly Minimum Rent as provided in Section 3 above, Tenant shall also pay “Additional Rent”. The term “Additional Rent” means: “any amount in addition to Monthly Minimum Rent payable by Tenant under this Lease including Tenant’s pro rata share of Operating Expenses for each year.” Prior to the beginning of each Calendar Year, Landlord shall reasonably estimate Tenant’s payment amount (the “Estimate”). This estimated amount shall be divided into equal monthly installments, one payable with each installment of the Monthly Minimum Rent. If, subsequent to an Estimate, Landlord reasonably determines that the estimate has changed by 5% or more, Landlord shall provide a new Estimate, and the monthly payment shall be adjusted consistent with the new Estimate. As soon as practical following each calendar year (but in no event more than 180 days after the end of the applicable calendar year in question), Landlord shall prepare an accounting of actual Operating Expenses incurred during the prior calendar year and such accounting shall reflect Tenant’s pro rata share, and shall include in reasonable detail the breakdown of such Operating Expenses so that Tenant may reasonably verify the accuracy of such statement. If the Additional Rent paid by Tenant under this Section 9 during the preceding calendar year was less than the actual amount of Tenant’s pro rata share of Operating Expenses, Landlord shall notify Tenant and Tenant shall pay such amount to Landlord within thirty (30) days of receipt of such notice. If Tenant’s payments were greater than the actual amount due, then such overpayment shall be immediately credited to Tenant.

For the purposes of this Section 9, “Operating Expenses” shall include, but not be limited to:

Real Estate taxes and assessments, all costs of management, operation, maintenance and repair (including replacement) of the Premises, the building and the Land, including without limitation the following: all charges for light, heat, water, sewer, garbage, fire protection, and other utilities and services attributable to the Premises to the extent not paid separately by Tenant, and all license fees and other governmental charges levied on Tenant's property and the operation of Tenant's business on the Premises; wages and salaries of employees at or below the position of building manager; janitorial, cleaning, maintenance of building exterior, roof maintenance, parking, landscaping, and all common areas and facilities, and other services; electricity, water, waste disposal and other utilities furnished to Common Areas; heating, ventilating and air conditioning; materials and supplies; painting, repairs and other maintenance; insurance; all real and personal property taxes, assessments, and charges levied upon or with respect to the Land, the Building or Landlord’s interest in the same; commercially reasonable management fees not to exceed 4% of Rent and not in excess of fees charged in competing buildings for comparable management services; expenses incurred to operate an onsite management office; and other costs directly attributable to the management of the property. If any portion of the Property, or any system or equipment is replaced by Landlord, the cost of such replacement will be amortized over its useful life and included as an Operating Expense. With respect to Operating Expenses that are within the reasonable control of Landlord, for example, without limitation, landscaping, common area maintenance, and janitorial, property management and professional fees (but not utility costs, real estate taxes, insurance, and capital expenses) (the “Controllable Operating Expenses”), Tenant shall not be obligated to pay for any Controllable Operating Expenses to the extent such Controllable Operating Expenses increase by more than five percent (5%) per year on a cumulative and compounded basis over the same constituent set of Controllable Operating Expenses payable in 2016.

Operating Expenses shall not include (A) leasing commissions to agents of Landlord or to other persons or brokers, (B) salaries, fringe benefits and other compensation of Landlord’s personnel above the grade of Building manager or other off-site personnel, (C) the total cost of capital improvements in the year incurred (but rather shall include only amortization as specifically provided above in this Section 9), (D) any interest, fine, penalty or other late charges payable by Landlord and incurred as a result of late payments, except to the extent the same was incurred with respect to a payment, part or all of which, was the responsibility of Tenant hereunder and with respect to which Tenant did not make a payment in a timely fashion or did not make same at all, (E) any expenses for which Landlord is compensated through proceeds of insurance, (F) the cost of any tenant improvements or alterations for Tenant or other tenants in the Building, (G) the cost of repair or rebuilding caused by fire or other casualty or condemnation (except for the amount of commercially reasonable deductibles), (H) advertising and promotional expenditures, (I) legal and auditing fees other than reasonable legal and auditing fees necessarily incurred in connection with the operation or management of the Building and/or the Project, (J) expenses of relocating or moving tenants and of leasing to and processing new tenants, including lease concessions, and lease takeover costs, (K) costs incurred by Landlord which result from Landlord’s or other tenant's breach of a lease, Landlord's negligence or willful misconduct or Landlord's indemnification of any tenant of the Building pursuant to the provisions of such tenant's lease, (L) transfer, gains, franchise, inheritance, estate, occupancy, succession, gift, corporation unincorporated business gross receipts, business and occupation taxes, profit and income taxes imposed upon Landlord, (M) mortgage interest and amortization, (N) the cost of electrical energy furnished to any space leased in the Building to third parties, the costs and fees of any electrical meter reading company retained by Landlord to read meters that measure such electrical energy and the costs and expenses of providing any additional meters for space leased in the Building to third parties, (O) ground rent or any other payments paid under any superior leases, (P) depreciation, (Q) costs and expenditures payable to persons or entities that control, are controlled by, or are under common control with, Landlord, to the extent that such costs and expenditures exceed what the costs and expenditures for the items in questions would have been, but for such relationship to Landlord, (R) costs incurred with respect to a sale or transfer of all or any portion of the Building or any interest therein or in any person of whatever tier owning an interest therein, (S) financing and refinancing costs with respect to the Building, Project or any portion thereof, (T) expenses incurred in connection with services or other benefits of a type that are not provided to Tenant (or are provided at separate or additional charge) but that are provided to another tenant or occupant of the Building (including, without limitation, Landlord’s performance of non-structural alterations in another tenant's premises, which alteration is required to be performed in accordance with requirements of general applicability to office tenants), (U) amounts otherwise includable in Operating Expenses but reimbursed to Landlord directly by Tenant or other tenants, (V) to the extent any costs includable in Operating Expenses are incurred with respect to both the Building and other properties (including, without limitation, salaries, fringe benefits and other compensation of Landlord's personnel who provide services to both the Building and other properties), there shall be excluded from Operating Expenses a fair and reasonable percentage thereof which is properly allocable to such other properties, (W) the cost of any judgment, settlement, or arbitration award resulting from any liability of Landlord which is the result of negligence, willful misconduct or fraud (other than a liability for amounts otherwise includable in Operating Expenses hereunder) and all expenses incurred in connection therewith, (X) costs relating to withdrawal liability or unfunded pension liability under the Multi-Employer Pension Plan Act or similar law, (Y) the cost of operating any specialty facility such as an observatory, broadcasting facilities, luncheon club, athletic or recreational club, child care facility, auditorium, cafeteria or dining facility, conference center or similar facilities, unless such facility is made available to Tenant, (Z) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord, (AA) costs incurred to remedy violations of laws and/or requirements of public authorities that arise by reason of Landlord’s negligent or willful failure to construct, maintain or operate the Building or any part thereof in compliance with such laws and/or requirements of public authorities (excluding the costs of permits and approvals to comply with laws and/or requirements of public authorities in the ordinary course of the operation of the Building), other than such costs incurred in order to achieve compliance with new laws and/or requirements of public authorities, (BB) expenses allocable directly and solely to retail space of the Building, if any (including, without limitation, plate glass insurance for retail space) and to any garage in the Building, (CC) costs incurred in connection with the acquisition or sale of air rights, transferable development rights, easements or other real property interests, (DD) expenditures for repairing and/or replacing any defective workmanship performed by Landlord pursuant to the provisions of this Lease, and (EE) any capital costs incurred prior to the Commencement Date or incurred for the improvements listed on Exhibit G.
Even after this Lease has expired or been terminated, when final determination is made of Tenant’s pro rata share of Operating Expenses for the year in which this Lease expires or terminates, Tenant shall pay any shortfall due within thirty (30) days after invoice, except to the extent Landlord is at that time indebted to Tenant. Conversely, any overpayment made shall be rebated by Landlord to Tenant, except to the extent Tenant at that time is indebted to Landlord.
The determination of Tenant’s pro rata share of actual costs and estimated costs allocable to the Premises shall be made by Landlord. Expenditures common to the Project will be allocated to Tenant based on its prorata share of space within the Project. Expenditures that are not common to the Project will be allocated to some but not all of the tenants in the Building, based on its estimated usage or other commercially reasonable method reasonably determined by Landlord. Landlord or its agent shall keep records showing all expenditures made for the items enumerated above, which records shall be available for inspection and review by Tenant. The Tenant shall have the right, at reasonable times and upon reasonable prior notice to the Landlord to review the Landlord’s records relating to the actual costs and estimated costs allocable to the Premises for a particular Lease Year, which review must be conducted within twelve (12) months after Tenant’s receipt of the statement of actual costs allocable to the Premises for that particular Lease Year. If such review is not conducted within such twelve (12) month period, then the matters set forth in the statement of actual costs allocable to the Premises for that particular Lease Year shall be deemed conclusive. The Tenant shall pay the costs and expenses of such review unless such review reveals that the Landlord has overstated Tenant’s Operating Expenses for the Lease Year in question by an amount equal to five percent (5%) or more for that particular Lease Year in which event the Landlord shall pay up to $5,000.00 of the actual costs incurred by Tenant in the performance of such review. Tenant will not hire a reviewer/auditor that is compensated on a contingency basis.

10.
Landlord’s Reservations. Landlord reserves the right without liability to Tenant but on reasonable prior verbal or written notice at reasonable times: (a) to inspect the Premises, and to show them to prospective tenants, partners or lenders; (b) to retain at all times and to use in appropriate instances keys to doors within and into the Premises; (c) to make repairs, alterations, additions or improvements, whether structural or otherwise, in or about the Building, and for such purposes to enter upon the Premises and during the continuance of any work, to close common areas and to interrupt or temporarily suspend building services and facilities, all without affecting any of Tenant's obligations hereunder, except as provided herein, so long as the Premises are reasonably accessible; and (d) generally to perform any act relating to the safety, protection and preservation of the Premises or building.

11.
Possession. As a condition to the Commencement Date, Landlord will complete the improvements described on the Work Letter attached hereto as Exhibit E for the first Phase. The “Delivery Date” will occur after Landlord’s delivery to Tenant a notice of substantial completion of the improvements described in Exhibit E for the first Phase. As a condition to rent commencement for each subsequent Phase, Landlord shall complete the improvements described on the Work Letter attached hereto as Exhibit E for each such Phase. Landlord will regularly keep Tenant informed regarding the progress of construction on a regular basis.

12.
Assignment and Subletting. Tenant shall not either voluntarily or by operation of law assign, transfer, convey or encumber this Lease or any interest under it, or sublet its right to occupy or use all or any portion of the Premises (collectively, a “Transfer”) without Landlord's prior written consent, which shall not be unreasonably conditioned, delayed or withheld. Among the criteria to be used by Landlord in evaluating a request for a Transfer will be (i) the proposed use of the Premises; (ii) the anticipated impact, if any, on parking; (iii) the financial capacity of the assignee/subTenant to perform the obligations under this Lease; (iv) the compatibility of the proposed user with the remainder of the tenants and operation of the Building. In the event that Landlord gives its consent, Tenant shall pay Landlord a reasonable fee, not to exceed One Thousand and No/100 Dollars ($1,000.00) to reimburse Landlord for processing costs incurred in connection with such consent. Landlord's consent shall not release or discharge Tenant from future liability under this Lease and shall not waive Landlord's right to consent to any future Transfer. Any Transfer without Landlord's consent shall be void and shall, at Landlord's option, constitute a default under this Lease.

Unless Tenant is a corporation that is publicly traded on a reputable United States stock exchange, any sale, assignment, transfer, sublease or disposition, whether for value, by operation of law, gift, will, or intestacy in a single transaction or a series of related transactions or within any twelve (12) month period, of fifty percent (50%) or more of the ownership interests in Tenant, if Tenant is a partnership, joint venture, or limited liability company or any other type of legal entity or of operating control over Tenant (whether by management agreement, stock sale or other means) shall be deemed to constitute a Transfer. So long as Tenant is a corporation that is publically traded on a reputable United States stock exchange, any sale of Tenant stock shall not constitute a Transfer.

Notwithstanding anything to the contrary in this Lease, so long as such Transfer is not effectuated as part of a transaction or series of transactions orchestrated in order to avoid the requirement to obtain Landlord’s consent to a Transfer, Tenant may, without obtaining Landlord’s consent, enter into a Transfer to any other entity which (a) controls or is controlled by Tenant; or (b) is controlled by Tenant’s parent company; or (c) purchases all or substantially all of the assets of Tenant; or (d) purchases all or substantially all of the ownership interests of Tenant (each of which is referred to herein as a “Permitted Transfer” and the transferee under any Permitted Transfer is referred to herein as a “Permitted Transferee”). Additionally, Tenant shall be permitted to sublease or license the day care portion of the Premises to a third party provider of day care services. In connection with any Permitted Transfer, Tenant shall continue to remain fully liable under the Lease, on a joint and several basis with the assignee or acquirer of such assets or stock. Unless constrained by a confidentiality requirement, Tenant must give Landlord at least thirty (30) days written notice in advance of any such Permitted Transfer and must provide evidence reasonably satisfactory to Landlord that the transaction qualifies as a Permitted Transfer. In the event that Tenant is prevented from providing Landlord with such prior notice of a Permitted Transfer due to a confidentiality requirement, then Tenant shall provide written notice of such Permitted Transfer to Landlord no later than ten (10) days after the occurrence of such Permitted Transfer. In addition, if Tenant is merged or consolidated with another entity, in accordance with applicable statutory provisions governing merger or consolidation of entities, such Transfer shall be a Permitted Transfer, so long as (A) Tenant’s obligations hereunder are assumed by the entity surviving such merger or created by such consolidation; and (B) Tenant demonstrates to Landlord’s reasonable satisfaction that the tangible net worth of the surviving or created entity is not less than the tangible net worth of Tenant as of the date immediately prior to such merger or consolidation.

The Tenant shall not assign its interest in or under this Lease for security purposes, nor shall the Tenant grant any security interest, lien or encumbrance against its interest in this Lease or in or to any property in or affixed to the Premises without the prior written consent of the Landlord, which consent shall be granted, withheld or conditioned in Landlord’s sole discretion. In no event shall the Tenant grant, or allow to exist, any security interest in, or lien or encumbrance against the fee title to the Premises, the building in which the Premises is located or the real property on which the building is located.

13.
Alterations. All alterations to the Premises shall require Landlord’s consent, which shall not be unreasonably withheld, delayed or conditioned. Landlord agrees to comment as to Tenant’s plans and specifications within ten (10) days of receipt of same, failing which, such plans and specifications shall be deemed approved. Promptly upon completion of any material alterations, Tenant shall furnish Landlord with an as-built set of plans therefore. All such alterations, additions or improvements become the property of Landlord immediately upon installation in the Premises and shall be conclusively presumed to have been conveyed by Tenant to Landlord under this Lease as a bill of sale, without compensation, allowance, or credit to Tenant. Tenant agrees to save Landlord harmless from any damage, loss, or expense arising from the construction of any alterations, additions and improvements and to comply with all laws, ordinances, rules and regulations. Upon termination of this Lease, all alterations, additions and improvements made in, to or on the Premises (including without limitation all electrical, lighting, plumbing, heating, air conditioning, and communications equipment and systems, doors, windows, partitions, drapery, carpeting, shelving, counters, and physically attached fixtures unless excluded by written agreement annexed hereto), shall remain upon and be surrendered as a part of the Premises; provided however, upon Landlord's request Tenant shall remove its communications cabling and those additions, alterations, or improvements as specified by Landlord at the time Landlord approves such alteration, addition or improvements, and repair and restore the Premises at Tenant's sole cost and expense prior to expiration of the Term. Tenant may install a backup generator, at Tenant’s sole cost, at a location and based on specifications reasonably approved by Landlord. Tenant will be responsible to obtain any necessary permits or approvals required to install the generator and for ongoing repairs and maintenance. For additional terms related to the initial improvements to the Premises see the Work Letter attached as Exhibit E.

14.
Liens. Tenant shall keep the Premises free from any liens arising out of any work performed, materials furnished, equipment supplied, or obligations incurred by or on behalf of Tenant. No work performed, material furnished, equipment supplied or obligations incurred by or on behalf of Tenant shall be deemed to be for the immediate use and benefit of Landlord so that no mechanic's lien or other lien shall be allowed against Landlord's estate in the premises. Within a reasonable time after completion of any work by or on behalf of Tenant, Tenant shall provide, at Tenant's own cost, waivers of lien signed by any party (including the Tenant) who performs work, furnishes materials, or supplies equipment to the Premises. Landlord may require, at Tenant's sole cost and expense, a lien release and completion bond in an amount equal to either the actual contract price or one and one-half times the estimated cost of any improvements, additions or alterations in the Premises which Tenant desires to make, to insure Landlord against any liability for lien and to insure completion of the work.

15.	Signs. All signs or symbols placed by Tenant in the windows and doors of the Premises, or upon any exterior part of the building, shall be subject to Landlord's prior written approval, which shall not be unreasonably withheld, delayed or conditioned. Prior to termination of this Lease, Tenant will remove all signs placed by it upon the Premises, and will repair any damages caused by such removal. Tenant may install a highly visible exterior building sign on the parapet of the building in a location that is mutually acceptable to both Landlord and Tenant. The exterior signage shall be subject to Tenant obtaining any necessary approval from the City of Seattle.

16.	Insurance.

A    Landlord's Insurance. All insurance maintained by Landlord shall be for the sole benefit of Landlord and under Landlord's sole control. Landlord agrees to maintain property insurance insuring the Building against damage or destruction due to risk including fire, vandalism, and malicious mischief in an amount not less than one hundred percent (100%) (or such greater percentage as may be necessary to comply with the provisions of any co insurance clauses of the policy) of the replacement cost thereof, in the form and with deductibles and endorsements as selected by Landlord. At its election, Landlord may instead (but shall have no obligation to) obtain "All Risk" coverage, and may also obtain earthquake, pollution, and/or flood insurance in amounts selected by Landlord. Landlord shall not be obligated to insure, and shall have no responsibility whatsoever for any damage to, any furniture, machinery, goods, inventory or supplies, or other personal property or fixtures which Tenant may keep or maintain in the Premises, or any leasehold improvements, additions or alterations within the Premises.

B    Tenant's Insurance. Tenant shall, at its sole expense, purchase and keep in force during the Term of this Lease the following:

i.    Property Insurance. Property insurance on all personal property and fixtures of Tenant and all improvements, additions or alterations made by or for Tenant to the Premises on an "All Risk" or "Special Form" basis, insuring such property for its full replacement value.

ii.    Liability Insurance. Commercial general liability insurance in the amount of not less than Five Million Dollars ($5,000,000.00) combined single limit per occurrence and Five Million Dollars ($5,000,000.00) in the annual aggregate, covering bodily injury, personal and advertising injury and property damage liability occurring in or about the Premises or arising out of the use and occupancy of the Premises and the Building, and any part of either, and any areas adjacent thereto, and the business operated by Tenant or by any other occupant of the Premises. Such insurance shall (1) include contractual liability coverage; (2) be written to apply to all bodily injury (including death), property damage or loss (broad form), fire legal liability, products completed operations, medical payments, personal and advertising injury and other covered loss; (3) shall provide for the severability of interests of insureds; (4) shall be written on an "occurrence" basis, which shall afford coverage for all claims based on acts, omissions, injury and damage, which occurred or arose (or the onset of which occurred or arose) in whole or in part during the policy period; (5) the policy shall include an endorsement providing that the general aggregate limit shall be on a per location basis, to include the leased premises; and (6) shall include coverage for sexual abuse and molestation exposures. The above coverages and limits may be achieved by using excess or umbrella policies.

iii.    Workers' Compensation Insurance. Tenant shall maintain all required coverages including employer’s liability at a limit of not less than $1,000,000.

iv.    Auto Liability Insurance. Tenant shall maintain auto liability for all owned, non-owned and hired autos at a limit of not less than $1,000,000 per accident.

v.    General Insurance Requirements. All coverages described in this section shall (1) include Landlord, Landlord's property manager, and the members, managers, partners, trustees, officers, directors, shareholders, parents affiliates and subsidiaries of Landlord, its representatives, assigns, licensees, beneficiaries, agents and employees (the "Landlord Entities") as additional insured on the commercial general liability policy and as additional insured/loss payee on the property insurance policy with respect to Landlord's interest in improvements and alterations; (2) be issued by an insurance company rated A-VII or better in "Best's Insurance Guide" and authorized to do business in the State of Washington; (3) be primary and provide that any insurance coverage maintained by Landlord shall be considered excess and non-contributing to the policies required by this section; (4) endeavor to provide Landlord with forty-five (45) days' notice of cancellation (ten (10) days for cancellation due to non-payment of premium); and (5) to the extent permitted by law, waive all rights of subrogation by the insurance carrier against Landlord. The certificates for such insurance policies shall be delivered to Landlord by Tenant upon the earlier of (x) Tenant's possession of the Premises, or (y) the Commencement Date of this Lease, and upon each renewal of such insurance throughout the term of this Lease. The coverage afforded to Landlord must be at least as broad as that afforded to Tenant and may not contain any terms, conditions, exclusions or limitations applicable to Landlord that do not apply to Tenant. If at any time during the Term the amount or coverage of insurance which Tenant is required to carry under this section is, in Landlord's reasonable judgment, materially less than the amount or type of insurance coverage typically carried by Tenants of properties located in the general area in which the Premises are located, or if Tenant's use of the Premises changes with or without Landlord's consent, Landlord shall have the right to require Tenant to increase the amount or change the types of insurance coverage required under this section. If Tenant fails to procure such insurance, or to deliver such policies or certificates, Landlord may, after written notice to Tenant and expiration of a thirty (30) day cure period, at Landlord's option and in addition to Landlord's other remedies in the event of a default by Tenant hereunder, procure and maintain insurance for such items and interests to protect Landlord in such amounts as Landlord may determine to be appropriate and any and all premiums paid or payable by Landlord therefore shall be deemed to be additional rent and shall be due on the payment date of the next installment of Rent hereunder.

vi. Increase in Insurance Premium. Notwithstanding anything in this Lease to the contrary, Tenant shall not keep, use, sell or offer for sale in or upon the Leased Premises any article, nor conduct any activities or operations, which are or may be prohibited by Landlord's insurance carriers; provided however, Tenant shall be permitted to operate a day care in the day care portion of the Premises. Tenant shall pay any increase in premiums for property or liability insurance maintained by Landlord resulting from Tenant's use or occupancy of the Leased Premises, whether or not Landlord has consented thereto. In the event of such increased insurance premiums to Landlord, Tenant also shall pay to Landlord an amount equal to any additional premium on the insurance policy or policies that Landlord may carry for its protection against loss resulting from any insured event. In determining whether increased premiums are the result of Tenant's use or occupancy of the Leased Premises, the carrier underwriting the rates and premiums shall decide. Landlord shall deliver bills for such additional amounts to Tenant at such times as Landlord may elect, and Tenant shall pay Landlord therefor within thirty (30) days.

17.	Indemnity Against Liability for Loss or Damage

A.    Except to the extent the same arise as a result of the acts, omissions or negligence of Landlord, its agents, employees or contractors, Tenant assumes all liability for and shall indemnify, hold harmless and defend Landlord from and against all loss, damage or expense which the Landlord may sustain or incur, and against any and all claims, demands, suits and actions whatsoever, including expense of investigation and litigation, on account of injury to or death of persons, including without limitation employees of Landlord, employees of Tenant or its affiliated companies or on account of damage to or destruction of property, including without limitation property owned by and property in the care, custody or control of Landlord during the Term, due to or arising in any manner from:

(i)	The acts or gross negligence of Tenant or any contractor, subcontractor, or agent of Tenant or their respective employees;

(ii)
The condition, use or operation of the Premises and/or materials or substances used by Tenant or any of its contractors, subcontractors or agents of Tenant or by their respective employees, regardless of whether or not furnished by Landlord under this Lease or otherwise;

(iii)	Any damage or injury to persons or property arising out of Tenant's breach of this Lease, including, but not limited to, obligations of Tenant under Section 7, Maintenance.

B.    Except to the extent the same arise as a result of the acts, omissions or negligence of Tenant, its agents, employees or contractors, Landlord assumes all liability for and shall indemnify, hold harmless and defend Tenant from and against all loss, damage or expense which the Tenant may sustain or incur, and against any and all claims, demands, suits and actions whatsoever, including expense of investigation and litigation, on account of injury to or death of persons, including without limitation employees of Tenant or its affiliated companies, employees of Landlord or its affiliated companies or on account of damage to or destruction of property, including without limitation property owned by and property in the care, custody or control of Tenant during the Term, due to or arising in any manner from:

(i)	The acts or gross negligence of Landlord or any contractor, subcontractor, or agent of Tenant or their respective employees;

(ii)
The condition, use or operation of the Building (other than the Premises) and/or materials or substances used by Landlord or any of its contractors, subcontractors or agents of Landlord or by their respective employees;

(iii)	Any damage or injury to persons or property arising out of Landlord’s breach of this Lease, including, but not limited to, obligations of Landlord under Section 7, Maintenance.

C.    Neither party shall be obligated to indemnify the other for the portion of any claim or liability caused by or arising from the act, or negligence of such party.

D.     It is mutually understood and agreed that the assumption of liabilities and indemnification provided for in this Section 17 shall survive any termination of this Lease.

E.    Solely for the purpose of effectuating Landlord’s and Tenant’s indemnification obligations under this Lease, and not for the benefit of any third parties (including but not limited to employees of Landlord and Tenant ), each of Landlord and Tenant agree not to assert as a defense any immunity provided under the Washington State Industrial Insurance Act, Title 51 of the Revised Code of Washington and Landlord’s and Tenant’s indemnification obligations under this Lease shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable to Landlord’s and Tenant’s employees or any third party under such act or any similar Law.

18.
Damage or Destruction. If any of the Premises, or a substantial part of the building in which the Premises are located, shall be damaged or destroyed by fire or other insured casualty, and repair of the damage cannot be completed within one hundred eighty (180) days, following receipt by Landlord of actual notice of such damage or destruction Landlord shall have the option either (a) to repair or rebuild within a reasonable time utilizing the insurance proceeds to effect such repair, or (b) not to repair or rebuild, and to cancel this Lease on thirty (30) days’ notice. If Landlord fails to give Tenant written notice of its election within thirty (30) days from the date of damage, or if the restoration of the Premises cannot be completed within two hundred seventy (270) days from date of notice, Tenant may cancel this Lease at its option on three (3) days notice. During the period of untenantability rent shall abate in the same ratio as the portion of the Premises rendered untenantable bears to the whole of the Premises; provided that if the damage is due to the fault or neglect of Tenant, there shall be no abatement of rent.

If the Premises or the building in which the Premises are located shall be damaged or destroyed by fire or other insured casualty, and repair of the damage can be completed within one hundred eighty (180) days, Landlord shall repair or rebuild within a reasonable time utilizing the insurance proceeds to effect such repair.

If any part of the Premises or the building in which the Premises are located shall be damaged or destroyed by an uninsured casualty Landlord shall have the option either (a) to repair or rebuild within a reasonable time, or (b) not to repair or rebuild, and to cancel this Lease on thirty (30) days notice. In the event of cancellation by Landlord as a result of an uninsured casualty, Tenant shall have the right, within fifteen (15) days following Landlord’s notice of cancellation, to override such cancellation by agreeing to repair the damage at Tenant’s sole cost and expense and offset such costs against Rent. In such event, the Tenant shall repair or rebuild within a reasonable time following the damage or destruction.

19.
Eminent Domain. If the whole of the Premises shall be taken by any public authority under the power of eminent domain, or purchased by the condemnor in lieu thereof, then the term of this Lease shall cease as of the date possession is taken by such public authority. If only part of the Premises shall be so taken, the Lease shall terminate only as to the portion taken, and shall continue in full force and effect as to the remainder of said Premises, and the monthly rent shall be reduced proportionately; provided, however, if the remainder of the Premises cannot be made tenantable for the purposes for which Tenant has been using the Premises or if more than twenty-five percent (25%) of the rentable square footage of the Premises shall be so taken, then either party, by written notice to the other, given at least thirty (30) days prior to the date that possession must be surrendered to the public authority, may terminate this Lease effective as of such surrender of possession. If any part of the building other than the Premises shall be so taken so as to render in Landlord's opinion the termination of this Lease beneficial to the remaining portion of the building, Landlord shall have the right within sixty (60) days of said taking to terminate this Lease upon thirty (30) days written notice to Tenant. In the event of any taking, whether whole or partial, Landlord shall be entitled to all awards, settlements, or compensation which may be given for the land and buildings. Tenant shall have no claim against Landlord for the value of any unexpired term of this Lease. Tenant shall have the right to seek an independent and separate award from the condemning authority for relocation benefits and for any tangible personal property of the Tenant taken so long as such award does not diminish the amount of the award payable to Landlord.

20.
Insolvency. If Tenant shall be judicially declared insolvent or bankrupt, or if Tenant's leasehold interest herein shall be levied upon or seized under writ of any court of law, or if a trustee, receiver or assignee be appointed for the property of Tenant, whether under operation of State or Federal statutes (and any of such circumstances lasts for more than sixty (60) days), then Landlord may, at its option, immediately, without notice (notice being expressly waived), terminate this Lease and take possession of said Premises.

21.
Default and Re-Entry. If Tenant fails to keep or perform any of the covenants and agreements herein contained, then the same shall constitute a breach hereof. If the breach is Tenant’s failure to pay rent or other charges provided for herein, then the Lease is in default upon Tenant’s failure to pay such amount within five (5) business days after written notice from Landlord. If Tenant has not remedied other types of breaches within thirty (30) days after written notice thereof from Landlord, except that if the breach cannot reasonably be cured within such thirty (30) day period, then if Tenant fails to commence to cure within such thirty (30) day period and thereafter, diligently prosecute such cure to completion, then the same shall be a default. Notwithstanding the foregoing, Tenant’s failure to comply with the same Lease term or covenant beyond the applicable cure period on three (3) occasions during the Term, even if such breach is cured within the applicable cure period, will constitute a default.

Upon and at any time after any default Landlord may, at its option, without further notice or demand:

A.    Cure such breach for the account and at the expense of Tenant (including entry upon the Premises to make repairs on behalf of the Tenant where Tenant has failed to make such repairs as required under this Lease) and such expense shall be deemed Additional Rent due on the first of the following month; or

B.    Re-enter the Premises, remove all persons therefrom, take possession of the Premises and remove all personal property therein at Tenant's risk and expense and (1) terminate this Lease, or (2) without terminating the Lease, terminate the right of possession hereunder. In either event, any moneys received from Tenant and any deposit or other amounts held by Landlord may first be applied by Landlord to any damages suffered by Landlord as a result of such default, including without limitation, costs and expenses incurred on re-entry and re-letting, any unamortized tenant improvements and commissions, cleaning, necessary repairs, restoration and alteration, and any commissions incurred on re-letting (“Re-leasing Costs”), and the balance of such amounts may be applied toward payment of other sums due to Landlord hereunder. In the event the Premises are re-let for Tenant's account, Tenant shall pay to Landlord monthly any deficiency; however, Landlord shall not be required to pay any excess to Tenant. Upon termination of this Lease or of Tenant’s right to possession, Landlord reserves and has the right to recover damages arising from the breach of the Lease from Tenant including, but not limited to: (w) Re-leasing Costs; (x) The Worth (see interest calculation below) of the unpaid rent and other charges provided for herein that had been earned at the time of such termination; (y) The worth of the amount of the unpaid rent and other charges provided for herein that would have been earned for the balance of the term of this Lease after the date of such termination; and (z) Any other amount, including court, attorney and collection costs, necessary to compensate Landlord. “The Worth,” as used in Clause (x) above is to be calculated with interest at 18% per year (or, if applicable, at such lower rate as may represent the highest legal limit allowed in the State of Washington). “The worth” as used in Clause (y) above is to be computed by discounting the amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of termination. The above remedies of Landlord are cumulative and in addition to any other remedies now or hereafter allowed by law or elsewhere provided for in this Lease.

C.    Landlord shall not be liable for damages by reason of the re-entry described in section B, above.

D.    Landlord shall use reasonable efforts to mitigate its damages in the event of a breach or default by Tenant.

22.
Removal of Property. Any property of Tenant removed by Landlord in accordance with Section 21 above may be stored, sold, or disposed of by Landlord without any additional notice to Tenant at the sole risk and expense of Tenant and without any further responsibility of Landlord. Proceeds therefrom may be applied by Landlord upon any indebtedness due from Tenant to Landlord. Tenant waives all claims for damages that may be caused by Landlord re-entering the Premises and removing or disposing of said property as herein provided.

23.
Costs and Attorneys’ Fees. If there is litigation between the parties concerning this Lease (including any litigation or other proceeding in Bankruptcy Court), the prevailing party shall be entitled to recover from the losing party the cost and expenses of such action, including reasonable collection fees, attorneys’ fees (including without limitation the allocated cost of in-house counsel) and court costs, including but not limited to those incurred at and in preparation for discovery (including depositions), arbitration, trial, appeal and review.

Any dispute relating to this Lease shall be brought in the State or Federal Court in the County in which the Premises are located or, at Landlord's or Tenant’s election, in King County, Washington; provided, however, that Landlord has the right to initiate binding arbitration conducted by Judicial Dispute Resolution, LLC, in Seattle, Washington.

24.
Subrogation Waiver. Landlord and Tenant each herewith and hereby release and relieve the other and waive its entire right of recovery against the other for loss or damage arising out of or incident to the perils of fire, explosion or any other perils described in the "all risk" insurance and the events covered under the property insurance coverages required under this Lease, whether due to the negligence of either party, their agents, employees or otherwise. Each party shall obtain from its respective insurer under each insurance policy that it maintains a waiver of all rights of subrogation which the insurer may have against the other party for claims that are released under this Section 24.

25.
Holding Over. If Tenant, with the express consent of Landlord, shall hold over after the expiration of the term of this Lease, Tenant shall remain bound by all the covenants and agreements herein, except that (a) the tenancy shall be from month-to-month and (b) the monthly rent to be paid by Tenant shall be determined by multiplying the monthly rent in effect immediately preceding such expiration times 150% (or such other amount as agreed by Landlord and Tenant). If Tenant holds possession of the Demised Premises after the expiration of the Lease without the express written consent of Landlord, Tenant shall remain bound by all the covenants and agreements herein, except that (a) the tenancy shall be at sufferance and (b) the monthly rent to be paid by Tenant shall be the greater of twice the monthly rent in effect immediately preceding such expiration or the total loss to Landlord as a result of Tenant's holdover if, effective during the term of such holdover, Landlord has leased all or part of the Premises to other Tenant(s). Any such tenancy may be terminated with twenty (20) days prior notice as provided by Washington State law.

In the event of any unauthorized holding over, Tenant shall also indemnify and hold Landlord harmless from and against all liability, losses, claims, causes of action, damages, costs and expenses (including without limitation attorney fees) resulting from Tenant’s failure to surrender the Premises, including without limitation claims made by succeeding Tenants resulting from Tenant’s failure to surrender the Premises.

Tenant’s obligations under this Section 25 shall survive the expiration or termination of this Lease.

26.	Subordination and Attornment; Mortgage Protection.

A.    Subordination-Notice to Mortgagee. At the request of Landlord, Tenant shall promptly execute, acknowledge and deliver, commercially reasonable instruments which may be required to subordinate this Lease to any existing or future mortgages, deeds of trust and/or other security documents on or encumbering the Premises or on the leasehold interest held by Landlord, and to any extensions, renewals, or replacements thereof, provided that the mortgagee or beneficiary, as the case may be, shall agree to recognize this Lease in the event of foreclosure if Tenant is not in material default at such time. Landlord represents that there is currently no mortgage or ground lease affecting the Premises, Building or Project.

B.    Nondisturbance. In the event of subordination of this Lease, Landlord shall obtain from Landlord’s Mortgagee, a written nondisturbance agreement to the effect that (a) in the event of a foreclosure or other action taken under the Mortgage by the holder thereof, this Lease and the rights of Tenant hereunder shall not be disturbed but shall continue in full force and effect so long as Tenant shall not be in default hereunder, and (b) Landlord’s Mortgagee will agree that in the event it shall be in possession of the Premises, that so long as Tenant is not in default under this Lease, Landlord’s Mortgagee will perform all obligations of Landlord required to be performed under this Lease.
C.    Tenant’s Certificate. Tenant shall at any time and from time to time within ten (10) business days after written notice from Landlord execute, acknowledge and deliver to Landlord a statement in writing (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect), and the date to which the rental and other charges are paid in advance, if any; and (b) acknowledging that there are not, to Tenant's knowledge, any uncured defaults on the part of the Landlord or Tenant hereunder, or specifying such defaults if any are claimed; and (c) setting forth the date of commencement of rents and expiration of the Lease Term hereof; and, (d) such other information as the Landlord shall reasonably require. Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the Premises of which the Premises are a part.

D.    Mortgagee Protection Clause. Tenant agrees to notify any mortgagee and/or trust deed holders, by registered mail, with a copy of any notice of default served upon the Landlord, provided that prior to such notice Tenant has been notified in writing (by way of Notice of Assignment of Rents and Lease, or otherwise) of the addresses of such mortgagees and/or trust deed holders. Tenant further agrees that if Landlord shall have failed to cure such default, then Tenant shall provide such mortgagees and/or trust deed holders a commercially reasonable right to cure such default.

27.
Surrender of Possession. Tenant shall, prior to the termination of this Lease or of Tenant's right to possession, remove from the Premises all personal property which Tenant is entitled to remove and those alterations, additions, improvements or signs which may be required by Landlord to be removed including cabling and signs, pursuant to Sections 13 and 15 above, and shall repair or pay for all damage to the Premises caused by such removal. All such property remaining and every interest of Tenant in the same shall be conclusively presumed to have been conveyed by Tenant to Landlord under this Lease as a bill of sale, without compensation, allowance, or credit to Tenant. Tenant shall upon termination of this Lease or of Tenant's right of possession, deliver all keys to Landlord and peacefully quit and surrender the Premises without notice, neat and clean, and in as good condition as when Tenant took possession, except for reasonable wear and tear and with all components and systems in good working order and repair.

28.
Late Payment and Interest. If any amount due from Tenant is not received in the office of Landlord on or before the fifth (5th) day following notice from Landlord that such payment is late, a late charge of five percent (5%) of said amount shall become immediately due and payable, which late charge Landlord and Tenant agree represents a fair and reasonable estimate of the processing and accounting costs that Landlord will incur by reason of such late payment. All past due amounts owing to Landlord or Tenant under this Lease, including rent, shall be assessed interest at an annual percentage rate of twelve percent (12%) from the date due until paid.

29.
Notice. Any notice, communication or remittance required or permitted by this Lease by either party to the other shall be deemed given, served or delivered, in writing, delivered personally or by courier, addressed to the Landlord at the address specified for the payment of rent under Section 3 of this Lease.

To Tenant:

(prior to Commencement Date) Trupanion, Inc., Attn: General Counsel, 907 NW Ballard Way, Seattle, WA 98107, and by email to legal@trupanion.com

(after Commencement Date) Trupanion, Inc., Attn: General Counsel, 6100 4th Ave S., Seattle, WA 98108, and by email to legal@trupanion.com or to such other address as either party may designate to the other in writing from time to time.

30.	No Waiver of Covenants. Time is of the essence of this Lease. Any waiver by either party of any breach hereof by the other shall not be considered a waiver of any future similar or other breach.

31.
Entire Agreement. It is expressly understood and agreed by Landlord and Tenant that there are no promises, agreements, conditions, understandings, inducements, warranties, or representations, oral or written, express or implied, between them, other than as herein set forth and that this Lease shall not be modified in any manner except by an instrument in writing executed by the parties.

32.
Binding on Heirs, Successors and Assigns. The covenants and agreements of this Lease shall be binding upon the heirs, executors, administrators, successors and assigns of both parties hereto, except as hereinabove provided.

33.
Landlord’s Assignment. It is fully understood that Landlord shall have the full right to assign this Lease, without any prior notice to Tenant, and Tenant will attorn to such assignee, thereby relieving Landlord from all and any liabilities; provided however, that the assignee recognizes Tenant’s occupancy pursuant to this Lease, and assumes in writing all Landlord’s responsibilities as set forth in this Lease.

34.	Environmental. See Rider One attached and incorporated into this Lease by this reference.

35.    Brokers; Agency Disclosure; Brokerage Relationships.

A.     Payment of Brokers. Landlord shall pay the commissions due those real estate brokers or agents named below pursuant to separate written agreements. If Tenant has dealt with any other person or real estate broker with respect to leasing or renting space in the Building, Tenant shall be solely responsible for the payment of any fee due said person or firm and Tenant shall hold Landlord free and harmless against any liability in respect thereto, including attorney’s fees and costs. If Landlord has dealt with any other person or real estate broker with respect to leasing or renting space in the Building, Landlord shall be solely responsible for the payment of any fee due said person or firm and Landlord shall hold Tenant free and harmless against any liability in respect thereto, including attorney’s fees and costs.

B.    Agency Disclosure. At the signing of this Lease Agreement Landlord’s Leasing Agent, Laura Ford of Colliers International represented Landlord and Tenant’s agents, Larry Almeleh and Clay Nielsen of Washington Partners, Inc. represented Tenant. Each party signing this document confirms that the prior oral and/or written disclosure of agency was provided to him/her in this transaction. (As required by WAC 308-124D-040).

36.
Force Majeure. Neither party shall have any liability to the other on account of the following acts of “force majeure,” which shall include (a) the inability of a party to fulfill, or delay in fulfilling, any of the party’s obligations under this Lease by reason of strike, lockout, other labor trouble, dispute or disturbance; (b) governmental regulation, moratorium, action, inaction, preemption or priorities or other controls, including delays in receipt of permits; (c) shortages of fuel, supplies or labor; (d) any failure or defect in the supply, quantity or character of electricity or water furnished to the Premises by reason of any requirement, act or omission of the public utility or others furnishing the Building with electricity or water; or (e) for any other reason, whether similar or dissimilar to the above, or for act of God, beyond the party’s reasonable control. If this Lease specifies a time period for performance of an obligation of a party, that time period shall be extended by the period of any delay in the party’s performance caused by any of the events of force majeure described herein. The provisions of this Section 36 do not apply to any monetary obligations of the parties.

37.
Limitation of Liability. The recourse of Tenant to recover any claim against Landlord arising under this Lease shall be limited to Landlord’s interest in the Building and to the rents, issues and profits from the Building. Tenant waives any and all recourse for any such liability against Landlord’s members, partners, shareholders, trustees or beneficiaries, or any property or assets of Landlord other than the Building.

38.
Option to Extend. Provided Tenant has not been in default of any term or condition of the Lease beyond any applicable notice and/or cure period more than once in the twelve (12) months preceding its Exercise Notice, and is not in default at the time it delivers the Exercise Notice, Tenant shall have the Option to Extend this Lease for the entire Premises on all of the terms and conditions contained in this Lease, except Monthly Minimum Rent, for either one 10 year term or two (2) consecutive terms of five (5) years each (each an “Extended Term”) following expiration of the Initial Term. The Monthly Minimum Rent for each Extended Term shall be the Market Rent as determined hereunder. Tenant shall notify Landlord of its exercise of the option not less than twelve (12) months prior to the expiration of the Initial Term or the first Extended Term, as applicable (an “Exercise Notice”).

Within ten (10) days after Landlord’s receipt of Tenant’s Exercise Notice, Landlord shall deliver notice (“Option Rent Notice”) to Tenant setting forth the Landlord’s determination of the Market Rent for the Extended Term. Within ten (10) business days after receipt of the Option Rent Notice, Tenant shall provide Landlord with irrevocable written notice (“Tenant’s Response”) stating either (a) that Tenant accepts Landlord’s determination of Market Rent in the Option Rent Notice, or (b) that Tenant objects to Landlord’s determination of Market Rent and elects to determine Market Rent as set for the below. If Tenant fails to timely deliver a Tenant’s Response, Tenant shall be deemed to have objected to the Base Rent in the Option Rent Notice and elected to determine Market Rent as set forth below. Time is of the essence hereof and late notice shall not be effective.

If Tenant’s Response elects to determine Market Rent under this provision, Landlord and Tenant shall negotiate in good faith to attempt to agree upon the Market Rent. If Landlord and Tenant do not reach agreement within ten (10) business days after delivery of Tenant’s Response to Landlord (“Outside Agreement Date”), then each party shall make a separate determination of the Market Rent (which determination may include periodic adjustments) which shall be submitted to each other and to arbitration in accordance with the following terms. The parties shall deliver their separate determinations of Market Rent simultaneously on the Outside Agreement Date. The determination of the arbitrators shall be limited solely to deciding whether Landlord’s or Tenant’s submitted Market Rent schedule is the closest to the actual Market Rent as determined by the arbitrators and the arbitrators shall have no ability to amend this Lease, modify the definition of Market Rent or to propose a middle ground.

(a)    Within ten (10) days of the Outside Agreement Date Landlord and Tenant shall each appoint one arbitrator and shall notify the other party in writing of such selection. Each arbitrator shall by profession be a current real estate broker or appraiser of office space in the immediate vicinity of the Project, and who has been active in the Georgetown and SODO submarkets of Seattle over the last five (5) years.

(b)    The two (2) arbitrators so appointed shall, within five (5) business days of the date of the appointment of the last appointed arbitrator, agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth above and, in addition, shall not have acted on behalf of either party, except as a neutral arbitrator, in the prior three (3) years. If the two arbitrators fail to agree upon and appoint a third arbitrator, then either party can petition a court to appoint the third arbitrator meeting the qualifications set forth herein.

(c)    The three (3) arbitrators shall within fifteen (15) days of the appointment of the third arbitrator to determine which party’s submitted Market Rent schedule is the closest to the actual Market Rent as determined by the arbitrators. The arbitrators shall consider all written materials submitted and may, upon notice to both parties, request additional information be submitted in writing but shall not hold a hearing or take oral testimony. The arbitrators shall notify Landlord and Tenant of their decision in writing. The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant. The arbitrators shall have no power to modify the provisions of this Lease.

(d)    If either Landlord or Tenant fails to appoint an arbitrator within ten (10) days after the applicable Outside Agreement Date, the single arbitrator appointed shall determine the Market Rent and shall notify Landlord and Tenant thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant for the Extended Term.

(e)    All arbitration costs will be paid by the party whose suggested rate was not selected as the Market Rate.
“Market Rent” shall mean the rental rate and concessions that Landlord and landlords of competing and comparable buildings in Georgetown and SODO submarket areas, (with special emphasis given to leases in the Building), have achieved in new and renewal office leases in the twelve (12) month period prior to the effective date of such determination for non-equity transactions for comparable space with comparable tenant improvements, and views to a new tenant with comparable financial standing. The determination of Market Rent shall take into consideration: location in the Building or other building, existing tenant improvements, proposed term of lease, the means of reimbursing Landlord for operating costs and taxes, the time the particular rate under consideration became or is to become effective, rent concessions, and tenant improvement and other allowances (if any) that are typical in the market at the time for a similar lease term, and any other relevant terms or conditions except as provided herein. Costs which are incurred by a landlord in connection with the negotiation and documentation of a lease transaction, and other costs incurred by a landlord which are not paid to or for the direct benefit of the tenant, shall not be considered. Comparable transactions in which the rent for a renewal was discounted to a rate below the fair market rate, whether by the application of a percentage to the fair market rate or otherwise, shall be adjusted to reflect the fair market rate before the discount was applied. Renewal transactions in which the rent was either established at a pre-determined amount by reason of the exercise by the tenant of an option to renew or extend at a fixed rental rate or was established due to the operation of a pre-determined minimum or maximum amount shall not be regarded as comparable transactions. Sublease transactions shall not be considered in establishing Market Rent. Market Rent may include periodic or annual increases if such increases are consistent with then-existing market conditions.

39.
Right of First Opportunity. Provided Tenant has not been in default of any term or condition of the Lease beyond any applicable notice and/or cure period more than once in the prior twelve (12) months, and subject to the specific rights of the tenant within such space and the rights of existing tenants in the building as of the date of this Lease, as stated in Exhibit F, if any space within the Building in which the Premises is located is available for lease or if the Landlord becomes aware that any such space is to become available, Landlord will provide Tenant with notice of such availability (the “First Opportunity Notice”). Landlord shall use reasonable efforts to keep Tenant apprised of potential vacancies as Landlord becomes aware of them and to give Tenant advance notice that Landlord intends to deliver a First Opportunity Notice. The First Opportunity Notice will contain the following information:

1.    The description of the specific space within the Building (the “First Opportunity Space”).
2.    The date on which the space will become available
3.    The Rental Rate and concessions that Landlord is willing to accept for such space.

Within seven (7) days following receipt of the First Opportunity Notice, Tenant will notify Landlord if it chooses to exercise its right to lease the space identified in the notice on the terms specified. If Tenant either waives its right or fails to notify Landlord within seven (7) days then Landlord will be free to lease such space to any third party. Thereafter, if Landlord agrees with another prospective tenant to accept terms for any part of the First Opportunity Space that are less favorable to Landlord than the terms Landlord offered to Tenant, then Landlord will notify Tenant of the terms and Tenant shall have five (5) days to agree to lease that space on those terms.

If Tenant exercises its right to lease the identified space, the lease term will expire on the termination date of this Lease.

40.    Option to Purchase. Provided Tenant has not been in default of any term or condition of the Lease beyond any applicable notice and/or cure period more than two times in the twelve (12) months prior to a Landlord notice, Tenant shall have an ongoing Right of First Opportunity to Purchase the Building. Landlord will provide Tenant with prior notice if it decides to sell or market the building for sale at any time during the Lease Term. Landlord agrees that it will not sell or transfer (or offer to sell or transfer) the Building on or before the 30th month of the term of the Lease. Landlord also agrees that it will provide Tenant a First Opportunity to acquire the Building sometime between the 30th and the 40th month of the term of the Lease. The notice will specify the material terms of a proposed sale, including the Purchase Price, earnest money, feasibility period, time to closing (not to be less than forty five (45) days) and other matters that Landlord is willing to accept. Should Landlord and Tenant not agree on the material terms within ten (10) days following Tenant’s receipt of the notice, Landlord shall have the right to enter into a binding Purchase and Sale Agreement to sell the building to another buyer within the following six (6) month period (with a closing date not more than nine (9) months after Landlord’s notice), however, if Landlord is prepared to agree to material terms with another buyer that are more favorable than or equal to the material terms Landlord offered to Tenant (including the net sale price after adjustment for any commission) , then Landlord will notify Tenant of the terms and Tenant shall have five (5) days to agree to purchase the Building at the agreed-upon equal or lower material terms. If Tenant waives its right to purchase the Building and Landlord has not successfully completed the execution of a binding Purchase and Sale Agreement for sale of the Building to a third party within the aforementioned six (6) months, or if the sale fails to close on the specified Closing Date (as the date may be extended), but in no event more than nine (9) months after Landlord’s notice, Tenant’s Right of First Opportunity shall apply again on an ongoing basis.

If the building is not under contract to sell by the 60th month of the lease term, Landlord agrees to provide Tenant with a First Opportunity Notice at the end of the 60th month of the lease term. Following such notice Tenant shall have ten (10) days to elect to purchase the Property. If, at that time, the parties cannot agree upon Purchase Price within the ten (10) day period, the Purchase Price under such election shall be determined pursuant to the arbitration process set forth in Section 38 above, provided, however, that the parties shall simultaneously deliver fair market value of the property Notices to one another within ten (10) business days after they have reached an impasse as to Purchase Price. The fair market value of the Property shall be determined based upon the same arbitration process (using three arbitrators), with the arbitrators determining what the fair market value of the Property is (rather than what fair market rent may be). Provided, however, in no instance shall the purchase price established by such arbitration be less than Landlord’s cost basis in the Property. In addition, Landlord has agreed to provide Tenant with Purchase Money financing on the following basic terms:

Term: 2 years (utilizing a 30 year amortization schedule)

Loan Fee: 1% of Loan Amount

Interest Rate (calculated on an actual/360 basis):

Loan to Value Interest Rate Spread over 30 day LIBOR:

60% 3¾ %
65% 4⅛ %
70% 4⅝ %
75% 5¼ %

Open to prepayment at any time with no penalty

41.
Parking. The Building has and Tenant will have 2.34 stalls/1000 RSF at no cost to Tenant. Ten (10) of the stalls that Tenant is entitled to use will be reserved for Tenant’s exclusive use and will be signed to so indicate and two (2) stalls will be reserved for the load/unload activities of Tenant’s childcare operation. Landlord will not be required to police or enforce the exclusivity of the stalls. At its cost, Landlord shall provide a secured parking area with a secured access system, undercover in the current loading dock on the southern location of the east side of the building, of which Tenant shall have access to its proportionate share 24/7.  Tenant shall also have the right to install a generator for Tenant’s use in the parking area or such other location as mutually agreed upon with Landlord.

42.
Survival. The obligations and liabilities of Tenant hereunder, as well as the release, indemnity and attorney fee provisions of this Lease, shall survive the expiration of this Lease and/or the termination of this Lease and/or the termination of Tenant’s right of possession.

43.
Not an Offer.    Submission of this document for examination and signature by Tenant is not an offer to lease and does not create a reservation or option to lease; no claim for reliance, estoppel, contract, breach of good faith, or other claim can be made based upon the circulation of this Lease. This document will become effective and binding only upon full execution and delivery by both Tenant and Landlord.

44.	Access. Tenant shall be permitted access to the Premises twenty-four (24) hours per day, seven (7) days per week.

45.
Memorandum of Lease. Upon the request of Tenant, Landlord and Tenant will execute and deliver, in recordable form, a memorandum or short form of this Lease, which shall be recorded in the real property records of King County, Washington.

46.	Exhibits. The following exhibits or riders are made a part of this Lease and are incorporated herein by reference:

Rider One - Environmental

Exhibit	A - Legal Description of Land

Exhibit	B - Floor Plan of Premises

Exhibit	C - Rules and Regulations

Exhibit	D - Standards for Utilities and Services
Exhibit E - Work Letter Agreement
Exhibit F - Pre-existing Lease Rights
Exhibit G – Excluded Capital Projects

RIDER ONE
EMISSIONS; STORAGE, USE AND DISPOSAL OF WASTE

a.
Emissions. Tenant shall not knowingly (i) discharge, emit or permit to be discharged or emitted, any liquid, solid or gaseous matter, or any combination thereof, into the atmosphere, the ground or any body of water, which does or may pollute or contaminate the same, or does or may adversely affect the health or safety of persons, or the use or enjoyment of the Premises; nor (ii) transmit, receive or permit to be transmitted or received, any electromagnetic, microwave or other radiation in, on or about the Premises.

b.
Storage. If, with or without violation of this Lease, Tenant possesses at the Premises any matter described in Section A above or any Hazardous Substances (as defined below), Tenant shall store the same in appropriate leak proof containers and/or areas which comply with all laws and all prudent practices.

c.
Disposal of Waste. Tenant shall not keep any trash, garbage, waste or other refuse on the Premises except in sanitary containers and shall regularly and frequently remove same from the Premises. Tenant shall keep all such containers in a clean and sanitary condition. Tenant shall properly dispose of all sanitary sewage and shall not use the sewage system for the disposal of anything except sanitary sewage, nor in excess of capacity. Tenant shall not cause any obstruction in the sewage disposal system.

d.
Compliance of Law. Subject to the provisions in the Lease to the contrary, Tenant shall comply with all Laws in complying with its obligations under this Lease, and in particular, Laws relating to the storage, use and disposal of Hazardous Substances (as defined below). (1) Landlord represents that the Premises and the Building are in compliance, as aforesaid, as of the Commencement Date. To the extent there are any violations as affect the Premises or Tenant’s use thereof, Landlord shall cure same promptly; and (2) in no event shall Tenant be required to make structural repairs or alterations to comply with Laws unless Tenant has violated such Laws by its use of the Premises for purposes not authorized under this Lease.

e.
Indemnification for Breach. Tenant shall defend, indemnify and hold Landlord, the Project and the holder of a trust deed or mortgage on the Project harmless from any loss, claim, liability or expense, including, without limitation, reasonable attorneys fees and costs, at trial and/or on appeal and review, arising out of or in connection with its failure to observe or comply with the provisions of this Rider. This indemnity shall survive the expiration or earlier termination of the term of the Lease or the termination of Tenant’s right of possession and be fully enforceable thereafter.

f.
Indemnification Regarding Hazardous Substances. In addition to the indemnity obligations contained elsewhere herein, Tenant shall indemnify, defend and hold harmless Landlord, the Premises, the Project, and the holder of a trust deed or mortgage on the Project, from and against all claims, losses, damages, monitoring costs, response costs, liabilities, and other costs expenses caused by, arising out of, or in connection with, the generation, release, handling, storage, discharge, transportation, deposit or disposal in, on, under or about the Premises by Tenant or any of Tenant’s agents of the following (collectively referred to as “Hazardous Substances”): hazardous materials, hazardous substances, toxic wastes, toxic substances, pollutants, petroleum products, underground tanks, oils, pollution, asbestos, PCB’s, radioactive materials, or contaminants, as those terms are commonly used or as defined by federal, state, and/or local law or regulation related to protection of health or the environment as any of same may be amended from time to time, and/or by any rules and regulations promulgated thereunder. Such damages, costs, liability and expenses shall include such as are claimed by any regulating and/or administering agency, any ground Landlord or master Landlord of the Project, the holder of any Mortgage or Deed of Trust on the Project, and/or any successor of the Landlord named herein. This indemnity shall include (i) claims of third parties, including governmental agencies, for damages, fines, penalties, response costs, monitoring costs, injunctive or other relief; (ii) the costs, expenses or losses resulting from any injunctive relief, including preliminary or temporary injunctive relief; (iii) the expenses, including reasonable fees of attorneys and experts, of report the existence of Hazardous Substances to an agency of the State of which the Premises is located or of the United States as required by applicable laws and regulations; and (iv) any and all expenses or obligations, including reasonable attorney’s fees, incurred at, before and after any administrational proceeding, trial, appeal and review. This indemnity shall survive the expiration or earlier termination of the term of the Lease or the termination of Tenant’s right of possession and shall remain fully enforceable thereafter. In no event shall Tenant be liable or in any way responsible hereunder unless the Hazardous Substances were introduced by Tenant, its agents, employees, guests or contractor.

g.
Landlord Indemnification. Landlord covenants and agrees to indemnify, defend and hold Tenant and the Tenant Parties harmless from any and all claims, losses, liabilities, penalties, costs or expenses of any kind or nature whatsoever, including without limitation, attorney, consultant and expert fees, which may at any time during or after Tenant’s occupancy, be asserted or imposed against Tenant or the Tenant Parties, and which arise out of, or are a direct or indirect result of, or caused by: (A) any Hazardous Materials which were Released at or existed in, under or on the Premises before the Commencement Date of this Lease; (B) any violation of any Environmental Law (defined below) with respect to the Premises before the Commencement Date of this Lease, including any continuation of any such violation after the Commencement Date of this Lease; (C) any violation of Environmental Laws after the Commencement Date of this Lease or any release or threatened release of Hazardous Material after the Commencement Date of this Lease, which violation or release or threatened release was caused by or through Landlord

h.
Information. Tenant shall give prior written notice to Landlord of any use, whether incidental or otherwise, of Hazardous Substances on the Premises, and shall immediately deliver to Landlord a copy of any notice of any violation of any Law with respect to such use. Tenant shall also provide to Landlord, upon request, with any and all information regarding Hazardous Substances in the Premises, including contemporaneous copies of all filings and reports to governmental entities, and any other information requested by Landlord. In the event of any accident, spill or other incident involving Hazardous Substances, Tenant shall immediately report the same to Landlord and supply Landlord with all information and reports with respect to the same. All information described herein shall be provided to Landlord regardless of any claim by Tenant that it is confidential or privileged.

EXHIBIT A
LEGAL DESCRIPTION OF LAND

All of Lots 1 through 14, 28 through 41, the North 20.10 feet of Lot 15, the North 20.10 feet of Lot 27, together with vacated alley adjoining, all in Block 5 of Joseph J. McLaughlin's Waterfront Addition to the City of Seattle, according to plat thereof recorded in Volume 13 of Plats, page 28, in King County, Washington.

EXHIBIT B
FLOOR PLAN OF PREMISES

INITIAL PHASE
4,572.29 USF
4,967.94 RSF
PHASE I
9,829.90 USF
10,680.50 RSF
PHASE I
6,946.59 USF
7,547.70 RSF
PHASE II
16,413.03 USF
17,833.29 RSF

Benaroya 6100 Building | Floor 1

61,158.55 USF
67,173.14 RSF
INITIAL PHASE
61,158.55 USF
67,188.74 RSF

Benaroya 6100 Building | Floor 2

EXHIBIT C
RULES AND REGULATIONS

1.    Bicycles. No bicycles of any kind are allowed in the Building, other than the bike storage area, at any time. Landlord will provide a secure enclosed bike storage area.

2.    Building Access. Tenant, its employees, agents, invitees, and guests shall comply with Building access, registration and identification policies as solely determined by Landlord; failure to comply shall be cause for denial of access. Tenant shall be responsible for the actions of persons and pets admitted to the Building by Tenant. Landlord reserves the right, in its sole discretion, to exclude or expel any person who violates the policies rules or regulations from the Building. Landlord will comply with all government laws rules and regulations regarding discrimination and will not discriminate against any person based on race, gender, religion, sexual orientation or any other protected class. Neither Building management nor Landlord shall be liable for damages due to any error in admitting or excluding any person from the Building or the Premises. Tenant shall be liable for the actions of persons admitted to the Building by Tenant.

3.    Building Security.

3.1    Landlord has the right to control and prevent access thereto by all persons and pets whose presence is viewed to be a potential significant hazard to the safety, character, reputation and interests of the Building and its Tenants. Landlord shall have the right to monitor the common areas of the Building using video surveillance.

3.2    No persons engaged in illegal activities, intoxicated or in violation of any of the Building Rules and Regulations will be allowed to remain in the Building. Tenant is responsible for the doors of their premises being closed and securely locked before leaving the Building.

4.    Common Areas. The common area sidewalks, halls, passages, exits, entrances, elevators and stairways shall not be obstructed by the Tenant or used for any purpose, including storage or placement of trash.

5.    Deliveries, Freight Room and Storage.

5.1.    Tenant shall move furniture, merchandise, and other bulky objects, as well as supplies and any other “freight type materials” only through the freight entrances, loading docks and freight elevators, of the Building, and shall not use the passenger elevators for the transport of any of the above items.

5.2.    Landlord shall not be responsible for any damage, loss theft or shortage by reason of Landlord’s receipt, acceptance, holding or delivery of such goods.

6.    Emergency Contacts. Tenant shall keep Landlord advised of the current telephone number(s) of Tenant and those of Tenant’s employees who may be contacted in an emergency.

7.    Entry Locks. Tenants shall not place any new or additional locks or any bolts on any door of the Building or the Premises for any reason. If Tenant violates this rule, Tenant shall be responsible to Landlord for all costs incurred by Landlord in rekeying the locks to Building standard accessible with Landlord’s master keys. All keys must be ordered from Landlord and Tenant may not duplicate keys. Upon termination of the Lease all keys issued to Tenant must be returned to Landlord. Landlord’s employees and agents may retain a passkey to the Premises.

8.    Events. All meetings, seminars, promotions, or other gatherings that are held in the Common Areas must be approved and coordinated with Landlord. Landlord may require, on behalf of the Tenant hosting such event, additional Building services and/or security. The Tenant hosting the event shall be responsible for the cost of any additional services required or necessitated as a result of an approved event, and the same shall be payable to Landlord on demand. This rule does not apply to the conference and meeting space referred to in the Lease.

9.    Fire/Life Safety. Tenant, its agents, employees and guests shall comply with Landlord’s systems and procedures for the Building, including all fire / life safety procedures as adopted by Landlord from time to time.

10.    Garbage and Recycling. Tenant shall properly dispose of its garbage in the designated waste disposal areas of the Building and comply with any specific instructions regarding garbage and recycling. Tenant shall participate in standardized waste procedures including recycling all light bulbs, cardboard, packing materials and mixed paper in designated containers.

11.    Hazardous Materials. Tenant shall not keep or use in or upon the Premises any lit candles, oil, kerosene or other burning fluid, gasoline or other combustible or explosive material. Tenant shall dispose of latex, or oil base paint, stain, glue or sealant according to the State of Washington hazardous materials program and shall not dispose of such items in or around the Building.

12.    Hours of Operation. Except as provided in Exhibit D which provides Tenant with services on Monday through Friday, (except holidays), from 7 a.m. to 7 p.m., and Saturday from 9 a.m. to 1 p.m., the general Hours of Operation for the Building are from 8 a.m. to 6 p.m., Monday through Friday, as such hours or days may hereafter be amended by Landlord. The term “After Hours” as used in the Lease to which these Rules and Regulations are attached, means all hours outside the stated Hours of Operation.

13.    Interference or Nuisance. Tenant shall not do or permit to be done within the Premises or any Common Areas any activity that may be dangerous to life, limb or property, nor permit any noise, odor or vibrations, or unreasonably annoy or interfere with the rights of other Tenants of the Building. Tenant shall not use or permit the use of the Premises as sleeping or lodging quarters.

14.    Lost or Stolen Property. Tenant is responsible for the protection and safety of Tenant’s property and Landlord shall not be responsible or liable to Tenant for any damage or loss of property in the Building or Premises at any time.

15.    Parking. Subject to the terms of Section 41 of the Lease:

15.1.    Tenant and its employees may only park in such areas as may be designated by Landlord. Landlord shall have sole control over the operation of the parking areas. Landlord is not responsible for providing access for Tenant and its employees to vehicles parked in unauthorized areas. Tenant shall park at its own risk and Landlord is not responsible for any injury, loss or damage that may occur.

15.2.    Landlord reserves the right, without notice to Tenant, and at Tenant’s expense, to tow any vehicle parked in an unauthorized area. Tenant shall comply with all time limits established by Landlord for parking within the load/unload zones serving the Building. Any of Tenant’s vehicles violating such time limits shall be towed without notice to Tenant and at Tenant’s expense.

16.    Plumbing and Restroom Use. The restrooms, including but not limited to the toilets, urinals, washbowls, and other apparatus and common area sinks and drinking fountains, shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. Tenant must observe strict care and caution that all water faucets or water apparatus inside the Premises are shut off before locking up at the end of a business day. The expense of breakage, stoppage or damage resulting from the violation of this rule by Tenant, its agents, employees, guests and invitees, shall be borne by Tenant.

17.    Signs. Tenant shall not display signs, labels, pictures, advertisements or notices on any part of the Building or on the Premises windows or glass of the Premises without the prior written consent of Landlord. All signs shall be consistent throughout the Building and Tenant must obtain Landlord’s written consent before installing any signs visible from the exterior of the Premises or in any Common Areas of the Building. Tenant may not put any object (including signs, symbols, canopies, awnings, window coverings or other advertising or decorative materials) in the windows, on the walls, exterior doors or any part of the Premises visible from the exterior without the prior written consent of Landlord.

18.    Smoking. Smoking is prohibited in all areas of the Building including Tenant’s Premises. Neither Tenant, nor its agents, employees, or guests may smoke or permit smoking within fifty (50) feet of any public entrance to the Building. Smoking shall be permitted in areas designated for such use by Landlord. This rule applies at all times, including after business hours, weekends and during special events.

19.    Soliciting. Canvassing, soliciting, or peddling in or about the Building, or in the entries or parking areas, is not permitted, and Tenant shall cooperate to prevent all such activities.

20.    Tenant Security Systems. Tenant shall provide Landlord with alarm codes for disabling any alarms located in the Premises, in the event Landlord requires access to the Premises.

21.    Use of Common Areas. Tenant shall not permit its employees or guests to loiter in or about the Common Areas, obstruct any of the entries, passages, corridors, or stairwells of the Common Areas except for the purpose of ingress to and egress from the Premises. Neither Tenant nor its employees or guests shall go upon the roof of the Building.

22.    Utilities.

22.1.    Tenant shall not waste or use electricity, water, or HVAC (heating, ventilation and air conditioning) in amounts in excess of those established by Landlord as reasonable for the use and occupancy of the Premises, and Tenant shall cooperate fully with Landlord to ensure the most cost effective operation of the Building’s systems.

22.2.    Tenant shall not use any method of heating or air conditioning other than that which is supplied by the Building’s HVAC systems.

23.    Vehicles and Animals. Except as provided in the Dog and Cat Rules listed below, no vehicles or animals, except those assisting disabled persons, shall be brought into the Building. An official designation vest or identification tag must be worn at all times for the assistance animal to be allowed in the Building. The animal’s owner will be liable for any damage or injury caused to the Buildings, grounds or people.

24.    Vending Machines. Vending machine may be installed, maintained or operated upon the Premises with the prior written consent of Landlord which consent will be based only on the weight of the vending machine relative to floor load limitations. Arrangements for delivery or removal of the same must be scheduled in advance with Landlord.

25.    Tenant shall not overload the floor of the Premises or mark, drive nails, screw, or drill into the partitions, woodwork or plaster, or in any way deface the Premises or any part thereof. Tenant shall not bore holes, cut or string wires, or lay floor tile, carpet or other floor covering in or around the Premises in any manner, except as approved in writing by Landlord. The expense of repairing any damage resulting from a violation of this rule or removal of any floor covering shall be borne by the Tenant by whom, or by whose contractors, employees, or invitees, the damage shall have been caused.

26.    Dog and Cat Rules. Employees of Tenant will be permitted to bring dogs and cats to the Premises subject to compliance with the following:

Employees of Tenant will be permitted to bring dogs and cats (“Pets”) to the Premises subject to compliance with the following: pets must be friendly to humans and other pets and have a good social personality; pets must be completely housebroken; pets must be clean, free of fleas, infection or illness and must be current on all vaccinations, employees must be responsible for any damage or harm to equipment, the facility, personal property or other pets; pets must be kept near the employee’s work space, leashed, or behind a baby gate; pets must be on a leash whenever not near the employee’s work space; when walking their pets, pet owners will use the area designated by Landlord if walking on the Property and will promptly dispose of pet waste by placing in exterior public waste containers; failure to properly dispose of pet waste may result in permanent removal of the pet from the building. Landlord may designate a pet free zone in the common areas of the Building for the benefit of anyone who might have allergies or who are frightened of pets; Tenant will be responsible in the monitoring and enforcement of said rules. In the event that said pet does not conform to said rules, the pet will be permanently banned from the building and the owner and the person acting on the owner’s behalf, if applicable, will thereafter be prohibited from bringing a pet or pets to the Building.

Landlord acknowledges that the presence of pets is a positive and can enhance the environment of the workplace; however, Landlord may remove from, or prohibit admission to the premises, any pet if landlord determines in its sole discretion that such a pet is disruptive or is likely to be disruptive to the workplace or employees or tenants or in any way interferes with or is likely to interfere with the operation of the building or in any way poses or is likely to pose a health, safety, or sanitation threat of any kind, causes or is likely to cause damage of any kind to the building, or of the presence of such pet in the building violates or would violate any applicable law or regulation, (or for any other reason whatsoever, whether or not for specific cause). Landlord may from time to time promulgate such rules and regulations regarding pets as landlord may in its sole discretion deem appropriate.

Landlord and Tenant shall work together to improve the current size and layout of the existing dog area so that it is a usable and enjoyable for Tenants needs, estimating daily usage of at up to 300 dogs at full capacity, by the Commencement Date.

27.
Landlord reserves the right, by written notice to Tenant, to rescind, substitute, alter or waive any rule or regulation at any time prescribed for the building when, in Landlord’s judgment, it is necessary, desirable or proper for the best interest of the Building and its tenants.

EXHIBIT D
STANDARDS FOR UTILITIES AND SERVICES

The following Standards for Utilities and Services are in effect. Landlord reserves the right to adopt nondiscriminatory modifications and additions hereto.

1.	Non-attended automatic elevator facilities at all times.

2.
Monday through Friday, except holidays, from 7 a.m. to 6 p.m., (and other times for the amount per hour, established from time to time by Landlord to reimburse Landlord for the actual costs incurred as a result of such use), ventilate the Premises and furnish air conditioning or heating on such days and hours, when in the reasonable judgment of Landlord it may be required for the comfortable occupancy of the Premises. Tenant intends to occupy portions of the Premises on a 24/7 basis, and Landlord will work with Tenant to develop appropriate zones for the HVAC system, to permit Tenant to utilize after hour services on an efficient basis. Tenant agrees to cooperate fully at all times with Landlord, and to abide by all reasonable regulations and requirements which Landlord may prescribe for the proper function and protection of said air conditioning system. Tenant agrees not to connect any apparatus, device, conduit or pipe to the building chilled and hot water air conditioning supply lines. Tenant further agrees that neither Tenant nor its, employees, agents, visitors, licensees or contractors shall at any time enter mechanical installations or facilities of the Building or adjust, tamper with, touch or otherwise in any manner affect said installations or facilities. The cost of maintenance and service calls to adjust and regulate the air conditioning system shall be charged to Tenant if the need for maintenance work results from either Tenant’s adjustment of room thermostats or Tenant’s failure to comply with its obligations under this section. Such work shall be charged at hourly rates equal to then-current journeymen’s wages to air conditioning mechanics.

3.
Electric current as required by the building standard office lighting and fractional horsepower office business machines in an amount to provide power for the intended use thereof. Tenant agrees, should its electrical installation or electrical consumption be in excess of the aforesaid quantity or extend beyond normal business hours, to reimburse Landlord monthly for the measured consumption at the average cost per kilowatt hour charged to the building during the period. If a separate meter is not installed at Tenant’s cost, such excess costs will be established by an estimate agreed upon by Landlord and Tenant, and if the parties fail to agree, as established by an independent licensed engineer. It is understood that a separate meter will be installed for the second floor. Tenant agrees not to use any apparatus or device in, or upon, or about the Premises which materially increases the amount of such services usually furnished or supplied to said Premises, and Tenant further agrees not to connect any apparatus or devise with wires, conduits or pipes, or the other means by which such services are supplied, for the purpose of using additional or unusual amounts of such services without the prior written consent of Landlord. Should Tenant use the same to excess, Tenant shall pay to Landlord the amount reasonably established by Landlord for such excess charge as Additional Rent. At all times Tenant’s use of electric current shall never exceed the capacity of the feeders to the building or the risers or wiring installation and Tenant shall not install or use or permit the installation or use of any unusually high weight or high electrical consumption computer or electronic data processing equipment in the Premises without the prior written consent of Landlord.

4.
Provide janitor service to the Premises, provided the same are used exclusively for the uses permitted under this Lease, and are kept reasonably in order by Tenant, and if to be kept clean by Tenant, no one other than persons approved by Landlord shall be permitted to enter the Premises for such purposes. If the Premises are not used exclusively as offices, and day care, they shall be kept clean and in order by Tenant, at Tenant’s expense, and to the satisfaction of Landlord, and by persons approved by Landlord. Tenant shall pay to Landlord the cost of removal of any of Tenant’s refuse and rubbish to the extent that the same exceeds the refuse and rubbish usually attendant upon the use of the Premises as offices.

Landlord reserves the right to stop service of the elevator, plumbing, ventilation, air conditioning and electric systems, when necessary, by reason of accident or emergency or for repairs, alterations or improvements, in the judgment of Landlord desirable or necessary to be made, until said repairs, alterations or improvements, shall have been completed.

5.
Tenant shall not use or install in the Premises any heat generating equipment, except as specifically authorized herein, or installed pursuant to the Work Letter Agreement, without Landlord’s prior written consent. The inclusion of this restriction is to ensure that the HVAC system is adequate to service the Building and the various uses of tenants that occupy the Building.

6.	Replacement of light bulbs, tubes, ballasts and starters for fixtures within the Premises provided that the cost thereof may be billed directly to Tenant or included in Operating Expenses.

7.	Water and normal sanitary sewage service that is, in Landlord’s commercially reasonable judgment, customarily furnished in comparable office buildings suitable for the Permitted Use of the Premises.

EXHIBIT E
WORK LETTER AGREEMENT

THIS WORK LETTER AGREEMENT (this “Work Letter Agreement”) is entered into as of the 10th day of August, 2015, by and between BENAROYA CAPITAL COMPANY, LLC, a Washington limited liability company(“Landlord”), and TRUPANION, INC., a Washington corporation(“Tenant”).

RECITALS

A.    Concurrently with the execution of this Work Letter Agreement, Landlord and Tenant have entered into a Lease Agreement (the “Lease”) covering certain premises (the “Premises”), as more specifically specified and defined in the Lease. Any and all defined terms, not specifically defined herein shall have the meanings set forth in the Lease as if specifically included and set forth in this Work Letter Agreement.

B.    This Work Letter Agreement has been executed for the purpose of describing and providing the terms for Landlord’s performance of the Tenant Improvement work for the Premises.

WORK LETTER AGREEMENT

1.    Landlord shall, at its expense complete the improvements to the Premises (including the Base Building Shell and Core items and the new Common Amenities), in turn key condition, ready for occupancy, as described and delineated in a space plan and Work Letter to be prepared by mYamaguchi or another mutually acceptable architect (“Architect”) on or before August 11, 2015. Landlord and Tenant intend that the general fit out and finishes for the Tenant Improvements shall be similar in style and quality to those of the AeroTECH space recently built by Landlord on the third floor of the Building, and, with respect to the day care space and adjacent outdoor space, consistent with code requirements for day care use and in a quality similar to other commercial office building day care (exclusive of fixtures, furniture and equipment, which shall be Tenant’s responsibility). A description of the Landlord’s Shell and Core Work is attached to this Exhibit E. On or before the date of Substantial Completion of the Landlord’s Work, a representative of Landlord and a representative of Tenant, together with Landlord’s architect and Landlord’s contractor, shall inspect the Premises and, within five (5) business Days thereafter, generate and sign a punchlist of defective or incomplete items relating to the completion of construction of Landlord’s Work, including any item that, because of the season or weather, or the nature of the item, is not practicable to complete at that time, which, individually and in the aggregate, do not materially interfere with or prevent Tenant’s ability to use and occupy the Premises (the “Punchlist”). Landlord shall complete all Punchlist items within thirty (30) days after the Punchlist is prepared and agreed upon by Landlord and Tenant (or such longer period as is reasonably required, provided that Landlord has commenced completion of the items identified on the Punchlist within ten (10) business Days after the Punchlist is prepared and agreed upon by Landlord and Tenant and is diligently pursuing completion thereof). The Landlord's Work shall be considered "Substantially Complete" when a Punchlist is prepared and when Tenant has received a Certificate of Substantial Completion signed by the contractor and the architect. The Construction Schedule is attached to this Work Letter. Landlord shall cause to be prepared the space plan and the final drawings (“Construction Drawings”) for the Tenant Improvements that are consistent with and are logical evolutions of the space plans. Landlord shall use mYamaguchi for preparation of the Construction Drawings unless otherwise agreed to by Tenant and shall have the right to select the architect (subject to Tenant’s reasonable approval). As soon as such Construction Drawings are completed, Landlord shall deliver the same to Tenant for approval. Tenant shall promptly review and approve the Construction Drawings within seven (7) business days after the date of receipt thereof and shall initial two (2) copies of the Construction Drawings as indication of its approval thereof. Approval of the Construction Drawings by both parties shall constitute Landlord’s agreement to complete the Tenant

Improvements in accordance with such Construction Drawings. If Landlord does not receive a response from Tenant within ten (10) business days after Tenant’s receipt of the Construction Drawings, such drawings shall be deemed approved. If Tenant shall request any change in the Construction Drawings, Landlord shall promptly notify Tenant in writing of the additional costs of construction of the Landlord’s Work required by such change, including other related costs to complete the Tenant Improvements.

2.    Tenant shall be solely responsible for the suitability of the design and function of the Tenant Improvements for Tenant’s needs and business. Tenant shall also be responsible for procuring or installing in the Premises any trade fixtures, equipment, furniture, furnishings, telephone equipment or other personal property (collectively, “Personal Property”) to be used in the Premises by Tenant, and the cost of such Personal Property shall be paid by Tenant. Tenant shall conform to the Building’s wiring standards in installing any telephone and computer equipment and shall be subject to any and all rules of the site during construction of the Tenant Improvements.

3.    If the completion of the Tenant Improvements in the Premises is delayed (i) at the request of Tenant, (ii) by Tenant’s failure to comply with the foregoing provisions, (iii) by changes in the work requested (whether or not Tenant authorizes Landlord to proceed therewith) or ordered by Tenant or by extra work ordered by Tenant, or (iv) because Tenant chooses to have additional work performed by Landlord (each, a “Lease Delay”), then Tenant shall be responsible for all costs and expenses occasioned by such delays. including, without limitation, any costs and expenses attributable to increases in labor or materials, and there shall be no delay in the commencement of Tenant’s obligation to pay rent if the completion of the Tenant Improvements is delayed as a result of the foregoing.

4.    Tenant may, with Landlord’s written consent, enter the Premises 60 days prior to the Commencement Date solely for the purpose of installing Tenant’s Work Stations and Conference Room Equipment (the “Tenant’s Work”) as long as such entry does not interfere with the orderly construction and completion of Landlord’s work. Tenant shall notify Landlord of its desired time(s) of entry and shall submit for Landlord’s approval the scope of the work to be performed and the name(s) of the contractor(s) who will perform such work. Tenant hereby indemnifies and agrees to protect, defend and hold Landlord harmless from and against any and all suits, claims, actions, losses, costs or expenses (including claims for worker’s compensation) for any nature whatsoever, together with reasonable attorney fees for counsel of Landlord’s choice, arising out of or in connection with the Tenant’s Work (including, but not limited to, claims for breach of warranty, personal injury or property damage).

DESCRIPTION OF LANDLORD’S WORK

SHELL & CORE DESCRIPTION

General
Floor Loading
•    Provide 70 PSF live load at Tenant floors, reducible (including 20 PSF partition allowance).
•    At ground floor (if within Tenant Premises), core areas and all areas within 15’ of the core, provide 100 PSF live load, reducible (including 20 PSF partition allowance).

Floor Design Tolerance	• Provide broom-clean concrete floors ready to receive Tenant floor covering. • Furnish and install any slab edge closures required.
Exterior Wall
•    Provide perimeter walls complete with required framing, vapor barrier insulation and fire-safing, and ready for GWB installation by Tenant.
•    Provide any rated shell & core walls complete with GWB and fire-taping required by code.
•    Provide stud framing at sill walls, columns, and concrete walls unless otherwise requested by Tenant.

Tenant Area Ceilings	• Landlord will provide all new building standard acoustic ceiling within Tenant spaces,.
Restrooms
Provide code- and ADA-compliant restrooms complete with finishes and mechanical and plumbing utilities as follows:
•    Designed to accommodate Tenant’s anticipated density
•    Porcelain or ceramic tile on floor and wet walls to a minimum of 6 feet high
•    Ceiling-hung toilet partitions
•    Stone or solid-composite surface vanities with under-mount sinks
•    All restroom accessories, lighting fixtures, and plumbing fixtures
•    Hollow metal frames painted both sides with pre-finished wood doors

Electrical / Mechanical Rooms	• Provide at each floor with walls taped and primed and/or concrete walls unfinished. Concrete floors sealed. • Hollow metal doors and frames painted both sides or pre-finished wood doors and frames.
Janitor Closets	• Provide janitor closets with mop sinks on all floors.
Telephone Equipment Rooms	• Provide telephone distribution within combination telephone/electrical room on each floor with plywood backboards and grounding. • See ‘Electrical’ below
Typical Floor Elevator Lobbies
•    On any floors fully occupied by Tenant, provide factory finish elevator doors, frames, call buttons, and lanterns. All other finishes are by Tenant.
•    On any floors partially occupied by Tenant, provide fully finished building standard elevator lobby and z-corridors.

Lobby and ground floor elevator lobby	• Provide main lobby (to include elevator lobby) on ground floor, designed and finished to a level consistent with other Class A office buildings.

Core Stairs, Stair Doors & Frame
•    Provide a Trupanion exclusive entrance with code compliant stairs to its second floor Premises with hollow metal doors with frames painted both sides or pre-finished wood doors and frames to match stairs.

Core Area Doors and Hardware	• Provide all core area doors, which will be either hollow metal doors with frames painted both sides or pre-finished wood doors and frames.
Window Coverings	• Provide and install building-standard perimeter window coverings.
Mail Rooms	• Landlord to provide common mail room.
Elevators	•
Passenger Elevators
•    Provide passenger elevators complete and approved by inspection agency. Proposed capacities, elevator quantities and speeds to be verified and approved by Tenant’s third party elevator consultant prior as a condition of the lease. Passenger elevators cabs will be finished comparable to other Class-A office buildings in Seattle.
Provide card readers in elevator cabs.

Freight Elevator
•    Provide one (1) freight elevator from the loading dock to all office levels, complete and approved by inspection agency. Elevator to include card reader which controls access times and can be programmed to block out individual floors.
•    Freight elevator may serve as “swing” elevator (passenger and service use), provided such use verified and approved by Tenant’s third party elevator consultant, as noted above.

Fire Protection Systems	•
Core areas and any areas outside Tenant Premises	• Provide complete system with risers, main loops and drops with heads as they now exist.
Tenant Area
•    Provide mains and branch lines installed through or below bottom of floor framing, sized to accommodate open space plan layout.
•    Furnish and install upturned quick response heads as required to obtain shell TCO and to meet NFPA 13 requirements.
Tenant is responsible for modifications to the fire sprinkler system to meet the code requirements of Tenant improvements.

Other Items
•    Provide core fire extinguishers and cabinets. Provide fire hose connections and cabinets per code.
•    Provide smoke/fire dampers at main HVAC shafts at each floor and smoke detectors per code requirements.

HVAC & Plumbing	•
HVAC Design Criteria	• Provide sufficient capacity to meet Tenant’s design criteria of [120] RSF per person, and electrical loads as stated herein

HVAC System
Provide the following base building HVAC system, or a Tenant-approved equivalent:
•    Floor by floor air handlers with rooftop cooling tower.
•    Building heating is provided by electrical heating coils in fan powered VAV terminal units.
•    Vertical shafts and controls stubbed to each floor.
•    Fire/smoke dampers at each floor to support Tenant-installed medium pressure loop and HVAC distribution.
•    Fully installed and commissioned distribution system at all common areas, including all restrooms.
•    Provide freeze protection VAV boxes as required.

Acoustical	• Provide Class-A sound attenuation at all Shell & Core equipment.
Restroom Plumbing	Provide code required fixture count with drinking fountain(s) located on each floor. Provide water heaters for restrooms and janitor closets only.
Plumbing
Three distributed water, and waste and vent riser(s) sources on the floor to facilitate future connections by Tenant. Tenant shall provide domestic hot water heater as needed for Tenant kitchenettes and related amenities.

Special Cooling (24 / 7 loads)	• None (Split system-by Tenant)
Exhaust	• Provide access to restroom exhaust for Tenant exhaust requirements.
HVAC Controls
•    Furnish and install a fully automated state of the art HVAC control system. The DDC system controls, manages and monitors all of the shell & core HVAC equipment and is fully expandable (or contains adequate capacity) to accommodate future Tenant buildout.

Electrical / Data	•
Design Criteria
•    Provide a minimum of 6.0 watts/RSF based on the following for Tenant’s convenience power (120/208V).
•    In addition to convenience power requirements, provide adequate power for Tenant’s lighting and mechanical equipment.

Power Backbone
Provide the following:
•    Switchboards with sufficient capacity for both shell & core and Tenant improvements loads.
•    (1) 480/277 volt panel per floor sized to meet Tenant load requirements (per above) and fed by Landlord-provided bus plug
•    480/277 volt bus way sized to meet Tenant load requirements (per above) plus any shell & core loads.
•    Lighting, convenience power and special server room power/cooling will be metered.
•
•    On floors 2 , 3, part of 4 and 5, the air handling units will be metered.
•
•    On floors 1 (because of large common area) and part of 4 (for now) the air handling units will be prorated based on SF.
•
•    The cooling tower power will be prorated based on SF.
•    Common areas will be separately measured.
•    Provide transient surge protection at main switchgear and lighting panels.

Lighting
•    Provide common area lighting and any code required emergency and exit lighting/signage for empty shell & core.
•    Furnish and install a lighting control system that controls shell & core lighting.
Tenant to provide all remaining light fixtures and lighting controls in their Premises.

Telephone and Communications
•    Provide combination telephone/electrical distribution room on each floor, including plywood backboards and grounding.
•    Provide demark room raceways to vaults for service provider access, and raceways to riser room (if applicable).
•    Provide sleeves in floors and ceiling of room for use by Tenant.
•    Provide at least one (1) 2” sleeves to the roof in weather head(s) to accommodate rooftop Tenant equipment, as needed.
•

Fire Alarm
•    Provide base building fire alarm system complete and approved by inspection agency.
•    Provide code required fire alarm panel on ground floor fire control room and connection of the main system to a 24-hour monitoring.
•    Provide all fire alarm devices for unfinished open shell layout.
•    Shell & core fire panel to provide adequate capacity for tie-in of all future Tenant devices.
•

Security	• Provide an electronic access control system with card readers installed at the ground floor main entries, all elevator lobbies and in any locker/shower rooms and bike lockers.
Tenant Generator	• Designate a location for Tenant-provided generator and UPS.

EXHIBIT F

PRE-EXISTING LEASE RIGHTS

Sur La Table

Option to Expand 7,000 contiguous space at the south end of 4th Floor

Notice by:       April 17, 2017

Right of First Opportunity on all space in the Building, with one week to respond

AeroTEC

Subject to rights of Sur La Table

Right of First Opportunity on all space on floors 2 and 4 with one week to respond

EXHIBIT G

EXCLUDED CAPITAL PROJECTS

1.	New Roof

a.	2nd floor 2011

b.	5th floor 2015 (balance of building)

2.	New HVAC System - excluding cooling tower

a.	Sur La Table – 2014

b.	Balance of building 2015/2016

3.	West curtain wall – Floors 3 – 5, 2014

4.	East Curtain Wall – Floors 2 – 5, 2015

5.	Garage security gates – 2016

6.	Main lobby upgrades – 2016

7.	New stair and loading dock modifications – 2016

8.	100 person conference room – 2016

9.	Fitness center – 2016

10.	Shower rooms – 2016

11.	Bike storage – 2014

12.	Dog relief area – 2014 and enlarged in 2016